UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2005

INDYMAC BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-08972 (Commission File Number)	95-3983415 (IRS Employer Identification No.)

155 North Lake Avenue, Pasadena, California 91101-7211

(Address of Principal Executive Office)

Registrant’s telephone number, including area code:

(800) 669-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition

      On January 27, 2005, IndyMac Bancorp, Inc., a Delaware corporation (the “Company”), issued an earnings press release announcing its results of operations and financial condition for the quarter ended December 31, 2004. A copy of the Company’s press release is furnished as Exhibit 99.1 hereto.

      On January 27, 2005, the Company will host a live webcast presentation in connection with its quarterly release of earnings. A copy of the Company’s webcast presentation is furnished as Exhibit 99.2 hereto.

Item 7.01     Regulation FD Disclosure

FORWARD-LOOKING STATEMENTS

      This Form 8-K contains statements that may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding our projected financial condition and results of operations, plans, objectives, future performance, and business. Forward-looking statements typically include the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend” and other similar expressions. These statements reflect our current views with respect to future events and financial performance. They are subject to risks and uncertainties that could cause future results to differ materially from historical results or from the results anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates or as of the date hereof if no other date is identified. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information on our key operating risks, refer to “Key Operating Risks” in IndyMac’s annual report on Form 10-K for the year ended December 31, 2003.

      References to “IndyMac Bancorp” or the “Parent Company” refer to the parent company alone, while references to “IndyMac,” the “Company,” or “we” refer to IndyMac Bancorp, Inc. and its consolidated subsidiaries. References to “IndyMac Bank” or the “Bank” refer to our subsidiary IndyMac Bank, F.S.B., and its consolidated subsidiaries. The following discussion addresses the Company’s unaudited financial condition and results of operations for the three months and year ended December 31, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

HIGHLIGHTS FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2004

      On March 9, 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments (“SAB No. 105”)”. In SAB No. 105, the SEC determined that an interest rate lock commitment should generally be valued at zero at inception. Profits inherent in the rate lock will be recognized at the time of the sale of the underlying loan. The Company adopted this standard effective April 1, 2004, which affected the second quarter 2004 gain on sale of loans with a negative impact of $52.2 million before-tax, or $31.6 million after-tax, and adversely impacted the third quarter 2004 gain on sale of loans by $5.1 million before-tax, or $3.1 million after-tax. We sold all remaining loans that were rate locked prior to April 1, 2004 in the fourth quarter 2004 with carryover SAB No. 105 negative impact of $2.2 million, before-tax, on earnings.

      Additionally, on July 16, 2004, the Company acquired 93.75% of the outstanding shares of common stock of Financial Freedom Holdings Inc. (“Financial Freedom”) and the related assets from Lehman Brothers Bank, F.S.B. and its affiliates for an aggregate cash purchase price of $83.8 million. The remaining 6.25% common stock ownership of Financial Freedom is held by its former chief executive officer. The acquisition was accounted for using the purchase accounting method and the results of Financial Freedom’s operations have been included in the consolidated financial statements since the acquisition date. As part of the allocation of the purchase price, we recorded loans held for sale and the loan application pipeline at their fair values at the acquisition date. By allocating a portion of the purchase price to these assets, we increased the cost basis of loans that are subsequently sold. This increased cost basis decreases the gain on sale when the related loans are sold. We allocated a total of $7.9 million in purchase price to the loan portfolio and loan application pipeline.

Of this amount, $6.0 million was recognized as the related loans were sold during the third quarter of 2004, and $1.9 million was recognized in the fourth quarter of 2004.

      In the table below, in addition to the financial information presented in accordance with generally accepted accounting principles (“GAAP”), we have presented certain pro forma non-GAAP financial measures that are marked with footnote (1). These pro forma non-GAAP financial measures are calculated based on the GAAP gain on sale of loans but adjusted to exclude the effect of the SAB No. 105 change in accounting principle related to rate lock commitments as well as the impact of the purchase accounting adjustments for the Financial Freedom acquisition described above. We believe these pro forma non-GAAP financial measures provide useful information to investors in evaluating and comparing our financial condition and results of operations on a consistent basis from period to period, and it is on this basis that our management internally assesses our performance.

      Although we believe these pro forma non-GAAP financial measures are useful to investors, they should not be considered a substitute for, or superior to, GAAP results.

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2004	2003	2004	2004	2003

	(Dollars in millions, except per share data)
Income Statement
Net interest income after provision for loan losses	$102	$94	$99	$397	$291
Gain on sale of loans	116	80	98	364	387
Other income	25	4	21	43	30
Net revenues	243	178	218	804	708
Operating expenses	150	107	135	521	425
Net earnings	56	43	50	171	171
Basic earnings per share	0.91	0.78	0.81	2.87	3.10
Diluted earnings per share	$0.87	$0.75	$0.78	$2.74	$3.01
Pro Forma Income Statement Items Excluding the Effect of the Change in Accounting Principle and the Effect of Purchase Accounting Adjustment
Gain on sale of loans(1)	$120	$80	$109	$431	$387
Net revenues(1)	247	178	229	871	708
Net earnings(1)	58	43	56	211	171
Basic earnings per share(1)	0.95	0.78	0.92	3.55	3.10
Diluted earnings per share(1)	$0.91	$0.75	$0.88	$3.40	$3.01
Other Per Share Data
Dividends paid per share	0.34	0.20	0.32	1.21	0.55
Book value per share at end of quarter	20.39	17.93	19.64	20.39	17.93
Closing price per share	$34.45	$29.79	$36.20	$34.45	$29.79
Average Common Shares (in thousands)
Basic	61,638	55,878	61,254	59,513	55,247
Diluted	64,344	58,024	63,904	62,152	56,926

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2004	2003	2004	2004	2003

	(Dollars in millions, except per share data)
Performance Ratios
Return on average equity (annualized)(1)	18.96%	17.20%	18.51%	18.34%	18.30%
Return on average assets (annualized)(1)	1.25%	1.24%	1.30%	1.25%	1.46%
Dividend payout ratio(1)(2)	37.36%	26.67%	36.36%	35.59%	18.27%
Net interest income to pretax income after minority interest(1)	107.12%	137.70%	107.82%	115.92%	110.00%
Average cost of funds	2.74%	2.36%	2.49%	2.48%	2.74%
Net interest margin	2.40%	3.08%	2.52%	2.61%	2.91%
Efficiency ratio(1)(3)	60%	59%	59%	59%	58%
Capital to net revenue ratio(1)(4)	123.04%	137.46%	131.81%	130.95%	128.61%
Capital adjusted efficiency ratio(1)(5)	74%	81%	77%	78%	75%
Operating expenses to loan production	1.30%	1.63%	1.27%	1.33%	1.41%
Balance Sheet and Asset Quality Ratios
Average interest-earning assets	$17,183	$12,631	$15,862	$15,521	$10,675
Average equity	$1,225	$999	$1,213	$1,152	$936
Debt to equity ratio(6)	12.3:1	12.0:1	12.3:1	12.3:1	12.0:1
Core capital ratio(7)	7.66%	7.56%	7.53%	7.66%	7.56%
Risk-based capital ratio(7)	12.02%	12.29%	11.83%	12.02%	12.29%
Non-performing assets to total assets	0.73%	0.76%	0.76%	0.73%	0.76%
Allowance for loan losses to total loans held for investment	0.78%	0.71%	0.78%	0.78%	0.71%
Allowance for loan losses and other reserves to non-performing loans	61.62%	87.17%	67.30%	61.62%	87.17%
Allowance for loan losses to annualized net charge-offs	692.65%	394.52%	900.89%	667.48%	295.49%
Provision for loan losses to net charge-offs	103.30%	104.92%	102.18%	103.10%	110.57%
Provision to net charge-offs (core loan portfolio)(8)	98.00%	150.80%	91.12%	89.98%	150.67%
Other Selected Items
Loans serviced for others(9)	$50,219	$30,774	$44,501	$50,219	$30,774
Loan production(10)	11,568	6,577	10,607	39,048	30,036
Pipeline of mortgage loans in process	6,307	4,116	6,433	6,307	4,116
Loans sold	$9,550	$4,641	$8,941	$31,036	$23,176
Net margin on sale of loans(1)	1.26%	1.72%	1.22%	1.39%	1.67%

(1)	For the quarters ended December 31, 2004, and September 30, 2004, and for the year ended December 31, 2004, the data is presented on a pro forma basis excluding the effect of change in accounting principle for rate lock commitments under SAB No. 105 effective April 1, 2004, and for the impact of the purchase accounting adjustments for Financial Freedom. The SAB No. 105 impact for the quarters ended December 31, 2004 and September 30, 2004, was $2.2 million and $5.1 million before-tax, respectively. For the year ended December 31, 2004, the SAB No. 105 impact amounted to $59.5 million. Additionally, the impact of the purchase accounting adjustment for Financial Freedom totaled $1.9 million and $6.0 million before-tax for the quarters ended December 31, 2004 and September 30, 2004, respectively. For the year ended December 31, 2004, the purchase accounting adjustment amount to $7.9 million. A full reconciliation between the pro forma and GAAP amounts, with the relevant performance ratios, is included at page 8.

(2)	Dividends declared per common share as a percentage of diluted earnings per share.

(3)	Defined as operating expenses divided by net interest income and other income.

(4)	Average equity divided by net interest income and other income.

(5)	Efficiency ratio multiplied by the capital to net revenue ratio.

(6)	Debt includes deposits.

(7)	IndyMac Bank, F.S.B. (excludes unencumbered cash at the Parent Company available for investment in IndyMac Bank). Risk-based capital ratio is calculated based on the regulatory standard risk weighting adjusted for the additional risk weightings for subprime loans.

(8)	Represents the total loan portfolio excluding amounts of loans from discontinued product lines.

(9)	Represents the unpaid principal balance on loans sold with servicing retained by IndyMac.

(10)	Includes newly originated commitments on construction loans.

OVERALL RESULTS

      Record revenues, earnings and earnings per share, on a pro forma basis, as a result of record level mortgage production, characterized IndyMac’s overall results for the year ended December 31, 2004. IndyMac Bancorp fourth quarter results reflect continued strong operating fundamentals. The Company’s fourth quarter mortgage production achieved a new record level of $11.2 billion and increased our mortgage industry market share by 77% over the fourth quarter of 2003 to 1.77%(1) based on the MBA’s Mortgage Finance Forecast dated December 20, 2004. IndyMac’s fourth quarter 2004 pro forma earnings of $58.4 million and the $0.91 pro forma earnings per share also represent new records for the Company. On a GAAP basis, earnings per share for the fourth quarter of 2004 increased 29% year over year, to $0.87 per share on earnings of $55.9 million. In addition, in line with our strategic objectives, the Company continued to deploy capital to facilitate balance sheet growth and achieved record total assets of $16.8 billion as of December 31, 2004.

      For the year ended December 31, 2004, IndyMac earned $211.3 million, or $3.40 per share on a pro forma basis excluding the change in accounting for rate locks pursuant to SAB No. 105 referred to above and the purchase accounting adjustment for the acquisition of Financial Freedom, compared to $171.3 million, or $3.01 per share during the year ended December 31, 2003. On a GAAP basis, the Company earned $170.5 million, or $2.74 per share, during the year ended December 31, 2004. The following tables provide a reconciliation of IndyMac’s GAAP results including the SAB No. 105 accounting change and the purchase accounting adjustment, and on a pro forma basis excluding these two items:

	Three Months Ended

	December 31,		December 31,	December 31,	September 30,		September 30,
	2004		2004	2003	2004		2004
	GAAP	Adjustments	Pro Forma	GAAP	GAAP	Adjustments	Pro Forma

	(Dollars in millions, except per share data)
Net interest income after provision for loan losses	$102	$—	$102	$94	$99	$—	$99
Gain on sale of loans	116	4	120	80	98	11	109
Other income	25	—	25	4	21	—	21

Net revenues	243	4	247	178	218	11	229
Other expenses	150	—	150	107	135	—	135
Income taxes	37	2	39	28	33	5	38

Net earnings	$56	$2	$58	$43	$50	$6	$56

Diluted earnings per share	$0.87	$0.04	$0.91	$0.75	$0.78	$0.10	$0.88

	Year Ended

	December 31,		December 31,	December 31,
	2004		2004	2003
	GAAP	Adjustments(2)	Pro Forma	GAAP

	(Dollars in millions, except per share data)
Net interest income after provision for loan losses	$397	$—	$397	$291
Gain on sale of loans	364	67	431	387
Other income	43	—	43	30

Net revenues	804	67	871	708
Other expenses	522	—	522	426
Income taxes	111	27	138	111

Net earnings	$171	$40	$211	$171

Diluted earnings per share	$2.74	$0.66	$3.40	$3.01

(1)	Our market share is calculated based on our total loan production, both purchased (correspondent and conduit) and originated (retail and wholesale), in all of our channels (the numerator) divided by the MBA’s estimate of the overall mortgage market (the denominator). As we review industry publications such as National Mortgage News, we have confirmed that our calculation is consistent with their methodologies for reporting market share of IndyMac and our mortgage banking peers. It is important to note that these industry calculations cause purchased mortgages to be counted more than once, i.e., first when they are originated and again by the purchasers (through correspondent and conduit channels) of the mortgages. Therefore, our market share calculation may not be mathematically precise in the absolute sense, but it is consistent with industry calculations, which provide investors with a good view of our relative standing compared to the other top mortgage lending peers.

(2)	The pro forma results for the quarters ended December 31, 2004 and September 30, 2004 were prepared by adding to GAAP earnings the amount of additional gain on sale revenue of $2.2 million and

$5.1 million, respectively, that the Company would have recognized had the provisions of SAB No. 105 been in effect during all previous periods. In addition, pro forma results for the quarters ended December 31, 2004 and September 30, 2004 also reflect the amount of gain on sale revenue of $1.9 million and $6.0 million, respectively, that was reduced for GAAP purposes by the higher cost basis in certain loans that were sold by Financial Freedom during the third quarter. This higher cost basis was created by the allocation at the closing of the acquisition of a portion of the purchase price paid for Financial Freedom to the acquired loans held for sale and the loan application pipeline. For the year ended December 31, 2004, the pro forma results reflect all of the above adjustments as well as the $52.2 million additional gain on sale revenue related to rate locks that the Company would have recognized had SAB No. 105 not been adopted as of April 1, 2004. The pro forma results for the year are not necessarily indicative of the results that would have been reported had SAB No. 105 been applied to all previous periods.

OUR BUSINESS

      IndyMac is the holding company for IndyMac Bank®, the largest savings and loan or savings bank headquartered in Los Angeles county and the 10th largest thrift nationwide (based on assets). Through its hybrid thrift/mortgage bank business model, IndyMac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development, and improvement of single-family homes. IndyMac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage related assets. We facilitate the acquisition, development, and improvement of single-family homes through our award-winning e-MITS® (Electronic Mortgage Information and Transaction System) platform that automates underwriting, risk-based pricing and rate locking on a nationwide basis via the Internet at the point of sale. IndyMac Bank offers highly competitive mortgage products and services that are tailored to meet the needs of both consumers and business professionals.

      IndyMac is structured to achieve synergies among its operations and enhance customer service. We are now operating through four main segments: Mortgage Banking Divisions, IndyMac Consumer Bank, Specialty Product Divisions and Investing Divisions. The common denominator of the Company’s business is providing consumers with single-family residential mortgages through relationships with each segment’s core customers via the channel in which each operates. Mortgage Banking Divisions provide consumers with single-family permanent mortgage lending through relationships with mortgage professionals — mortgage brokers, mortgage bankers, as well as through community financial institutions, real estate professionals, and consumers. IndyMac Consumer Bank provides the platform for the mortgage and deposit services that IndyMac offers directly to consumers through its branch network. Specialty Product Divisions support the production of niche products including construction lending, home equity lines of credit (HELOCs), and reverse mortgages through all of IndyMac’s relationship and consumer direct production channels. The Investing Divisions serve as the main link to customers whose mortgages we service. Through its investments in single-family residential (“SFR”) mortgages, mortgage-backed securities (“MBS”) and mortgage servicing rights (“MSRs”), the Investing Divisions generate core spread and fee income and provide critical support to IndyMac’s mortgage lending operations.

      Our operating activities primarily consist of three broad categories: mortgage banking activities, investing activities and HELOC activities. All of these activities are performed to varying degrees by each of our main segments as shown in the tables that follow. Mortgage banking activities are characterized by high asset turnover (the production and sale of mortgage loans) and efficient utilization of capital but can be cyclical in nature depending on interest rates. Revenues generated by mortgage banking activities include gain on sale of mortgage loans, fee income and net spread (interest) income during the period loans are held pending sale. Investing and HELOC activities tend to provide a source of revenues that is generally counter-cyclical to mortgage banking revenues, comprised primarily of net interest income and servicing fees. IndyMac is strategically focused on increasing the relative size of its portfolios of mortgage loans, securities, and mortgage servicing and investments in HELOC-related assets to achieve greater balance between its mortgage banking activities and its core investing activities. We believe that our investing activities have and will continue to stabilize IndyMac’s core income. In addition to its revenue contribution, the Investing Divisions perform the mortgage servicing function, which includes payment processing, customer service, default management and reporting to investors in our securitizations. The mortgage servicing function creates added opportunities to retain customers when the interest rate environment makes it attractive for them to refinance and to cross-market customers with other Company products. Default management, which includes collections, loss mitigation, foreclosure, bankruptcy, and foreclosed assets management, enables IndyMac to proactively manage credit risk for the Company and its investors in its securities.

      The following tables summarize the Company’s financial results for the three months ended December 31, 2004, illustrating the revenues earned in its mortgage banking activities, investing and HELOC activities by each of its operating segments. The profitability of each operating segment is measured on a fully-leveraged basis after allocating capital based on regulatory capital rules. Operating segments that originate mortgage loans are credited with gain on sale at funding based on the estimated fair value. Any difference between the actual gain on sale realized and the estimate is credited or charged to the operating segment in the period the loan is sold or transferred to the held for investment portfolio. Differences between the gain on sale credited to the operating segments and the consolidated gain on sale due to timing of loan sales or transfers to the held for investment portfolio are eliminated in consolidation. The Company uses a funds transfer pricing (“FTP”) system to allocate interest income and expense to the operating segments. Each operating segment is allocated funding with maturities and interest rates matched with the expected lives and repricing frequencies of the segment’s assets. IndyMac Consumer Bank receives a funding credit for deposits using a similar methodology. The difference between these allocations and the Company’s actual net interest income and capital levels resulting from centralized management of funding costs is reported in the Treasury unit. Corporate overhead costs related to managing the Company as a whole are not allocated to the operating segments.

      The following table summarizes the segment financial highlights for the three months ended December 31, 2004:

	Mortgage	IndyMac	Specialty			Total		Total
	Banking	Consumer	Product	Investing		Company		Company
	Divisions	Bank	Divisions	Divisions	Other	Pro Forma	Adjustments	GAAP

	(Dollars in thousands)
Operating Results
Mortgage Banking Activities
Net interest income	$29,517	$345	$3,852	$6,052	$—	$39,766	$—	$39,766
Gain (loss) on sale of loans	87,457	778	28,627	1,671	(725)	117,808	(4,086)	113,722
Other income	12,005	259	1,983	461	322	15,030	—	15,030

Net revenues (expense)	128,979	1,382	34,462	8,184	(403)	172,604	(4,086)	168,518
Operating expenses	71,424	2,176	11,719	2,069	374	87,762	—	87,762

Pretax income (loss)	57,555	(794)	22,743	6,115	(777)	84,842	(4,086)	80,756

Investing Activities
Net interest income	—	—	20,053	35,859	1,357	57,269	—	57,269
Provision for loan losses	—	—	(772)	(1,200)	—	(1,972)	—	(1,972)
Service fee (expense) income	—	—	2,644	2,518	3,811	8,973	—	8,973
(Loss) gain on sale of securities	—	—	—	(6,618)	653	(5,965)	—	(5,965)
Other income	—	—	2,166	1,406	647	4,219	—	4,219

Net revenues (expense)	—	—	24,091	31,965	6,468	62,524	—	62,524
Operating expenses	—	—	13,859	11,326	—	25,185	—	25,185

Pretax income	—	—	10,232	20,639	6,468	37,339	—	37,339

	Mortgage	IndyMac	Specialty			Total		Total
	Banking	Consumer	Product	Investing		Company		Company
	Divisions	Bank	Divisions	Divisions	Other	Pro Forma	Adjustments	GAAP

	(Dollars in thousands)
HELOC Activities
Net interest income	$9,210	$440	$479	$109	—	$10,238	—	$10,238
Provision for loan losses	—	—	—	—	—	—	—	—
Gain on sale of loans	1,768	136	306	77	—	2,287	—	2,287
Service fee income	—	—	783	—	—	783	—	783
Other income	1,110	62	318	3	—	1,493	—	1,493

Net revenues	12,088	638	1,886	189	—	14,801	—	14,801
Operating expenses	976	55	2,233	172	—	3,436	—	3,436

Pretax income (loss)	11,112	583	(347)	17	—	11,365	—	11,365

Financing and Other Activities
Net interest income (loss)	—	10,968	—	—	(14,680)	(3,712)	—	(3,712)
Other income	—	551	—	—	113	664	—	664

Net revenues (expense)	—	11,519	—	—	(14,567)	(3,048)	—	(3,048)
Operating expenses	—	5,056	—	—	28,762	33,818	—	33,818

Pretax income (loss)	—	6,463	—	—	(43,329)	(36,866)	—	(36,866)

Total pretax income (loss)	68,667	6,252	32,628	26,771	(37,638)	96,680	(4,086)	92,594

Net income (loss)	$41,543	$3,782	$19,741	$16,196	$(22,878)	$58,384	$(2,473)	$55,911

Ratios
Percentage of average total assets	31%	1%	16%	47%	5%	100%	—	5%
Percentage of total revenue	57%	6%	25%	16%	(4)%	100%	—	(4)%
Percentage of pretax income	71%	6%	34%	29%	(40)%	100%	—	(40)%
Balance Sheet Data
Average interest-earning assets(1)	$5,818,207	$117,267	$2,895,583	$7,959,900	$391,615	$17,182,572	$—	$17,182,572
Average total assets	$5,896,323	$141,053	$3,024,424	$8,692,716	$893,240	$18,647,756	$—	$18,647,756
Allocated capital	$391,718	$8,779	$266,436	$546,949	$10,908	$1,224,790	$—	$1,224,790
Capital allocated to mortgage banking activities	$304,304	$2,597	$79,725	$32,072	$—	$418,698	$—	$418,698
Capital allocated to investing activities	$—	$—	$163,419	$514,487	$—	$677,906	$—	$677,906
Capital allocated to HELOC activities	$87,414	$4,768	$23,292	$390	$—	$115,864	$—	$115,864
Capital allocated to financing and other activities	$—	$1,414	$—	$—	$10,908	$12,322	$—	$12,322
Allocated capital/average total assets	6.64%	6.22%	8.81%	6.29%	1.22%	6.57%	—	6.57%
Loans Produced	$9,302,964	$108,126	$1,913,279	$243,591	$—	$11,567,960	$—	$11,567,960
Purchase mortgages	42%	27%	64%	7%	—	44%	—	44%
Cash-out refinance mortgages	46%	60%	36%	38%	—	45%	—	45%
Rate and term refinance mortgages	12%	13%	0%	55%	—	11%	—	11%

	Mortgage	IndyMac	Specialty			Total		Total
	Banking	Consumer	Product	Investing		Company		Company
	Divisions	Bank	Divisions	Divisions	Other	Pro Forma	Adjustments	GAAP

	(Dollars in thousands)
Performance Ratios
Return on equity (ROE)	42%	171%	29%	12%	—	19%	—	18%
ROE — mortgage banking activities	46%	(74)%	69%	46%	—	49%	—	46%
ROE — investing activities	—	—	15%	10%	—	13%	—	13%
ROE — HELOC activities	31%	29%	(4)%	10%	—	24%	—	24%
ROE — financing and other activities	—	1100%	—	—	—	(720)%	—	(720)%
Return on assets (ROA)	2.80%	—	2.60%	0.74%	—	1.25%	—	1.19%
Net interest margin	2.65%	—	3.35%	2.10%	—	2.40%	—	2.40%
Efficiency ratio	51%	54%	45%	33%	—	60%	—	61%
Capital adjusted efficiency ratio	36%	9%	49%	108%	—	74%	—	77%
Average Full-Time Equivalent Employees (“FTE”)	2,741	266	986	497	845	5,335	—	5,335

(1)	The allowance for loan losses is excluded from average loan balances for purposes of calculating average interest-earning assets.

      The following table provides additional detail on the segment results for the Mortgage Banking Divisions for the three months ended December 31, 2004:

	Mortgage Banking Divisions

	IndyMac	Mortgage	Real Estate	Web &
	Conduit	Professionals	Professionals	Direct Mail	Total

	(Dollars in thousands)
Operating Results
Mortgage Banking Activities
Net interest income	$11,312	$14,156	$1,811	$2,238	$29,517
Gain on sale of loans	3,804	68,252	2,653	12,748	87,457
Other income	(192)	9,313	650	2,234	12,005

Net revenues	14,924	91,721	5,114	17,220	128,979
Operating expenses	4,065	46,258	4,283	16,818	71,424

Pretax income (loss)	10,859	45,463	831	402	57,555

Investing Activities
Net interest income	—	—	—	—	—
Provision for loan losses	—	—	—	—	—
Service fee income	—	—	—	—	—
Gain (loss) on sale of securities	—	—	—	—	—
Other income	—	—	—	—	—

Net revenues	—	—	—	—	—
Operating expenses	—	—	—	—	—

Pretax income	—	—	—	—	—

HELOC Activities
Net interest income	2,929	4,073	389	1,819	9,210
Provision for loan losses	—	—	—	—	—
Gain on sale of loans	359	1,141	171	97	1,768
Service fee income	—	—	—	—	—
Other income	5	608	75	422	1,110

Net revenues	3,293	5,822	635	2,338	12,088
Operating expenses	420	298	46	212	976

Pretax income	2,873	5,524	589	2,126	11,112

Financing and Other Activities
Net interest income	—	—	—	—	—
Other income	—	—	—	—	—

Net revenues	—	—	—	—	—
Operating expenses	—	—	—	—	—

Pretax income	—	—	—	—	—

Total pretax income (loss)	13,732	50,987	1,420	2,528	68,667

Net income (loss)	$8,308	$30,847	$859	$1,529	$41,543

	Mortgage Banking Divisions

	IndyMac	Mortgage	Real Estate	Web &
	Conduit	Professionals	Professionals	Direct Mail	Total

	(Dollars in thousands)
Ratios
Percentage of assets	8%	18%	2%	3%	31%
Percentage of total revenue	7%	40%	2%	8%	57%
Percentage of pretax income	14%	53%	1%	3%	71%
Balance Sheet Data
Average interest-earning assets	$1,569,525	$3,315,673	$323,902	$609,107	$5,818,207
Average total assets	$1,584,428	$3,364,185	$328,548	$619,162	$5,896,323
Allocated capital	$110,270	$219,289	$19,893	$42,266	$391,718
Capital allocated to mortgage banking activities	$82,138	$182,944	$15,899	$23,323	$304,304
Capital allocated to investing activities	$—	$—	$—	$—	$—
Capital allocated to HELOC activities	$28,132	$36,345	$3,994	$18,943	$87,414
Capital allocated to financing and other activities	$—	$—	$—	$—	$—
Allocated capital/total average assets	6.96%	6.52%	6.05%	6.83%	6.64%
Loans Produced	$2,556,211	$5,602,708	$514,014	$630,031	$9,302,964
Purchase mortgages	48%	40%	77%	10%	42%
Cash out refinance mortgages	40%	48%	17%	75%	46%
Rate and term refinance mortgages	12%	12%	6%	15%	12%
Performance Ratios
Return on equity (ROE)	30%	56%	17%	14%	42%
ROE — mortgage banking activities	32%	60%	13%	4%	46%
ROE — investing activities	—	—	—	—	—
ROE — HELOC activities	25%	37%	35%	27%	31%
ROE — financing and other activities	—	—	—	—	—
Return on assets (ROA)	2.09%	3.65%	1.04%	0.98%	2.80%
Net interest margin	3.61%	2.19%	2.70%	2.65%	2.65%
Efficiency ratio	25%	48%	75%	87%	51%
Capital adjusted efficiency ratio	37%	27%	65%	47%	36%
Average FTE	105	1,893	211	532	2,741

Mortgage Banking Divisions

IndyMac Conduit	This division is responsible for purchasing mortgage loans in bulk from the top mortgage bankers, financial institutions and other capital market participants.

Mortgage Professionals	This group is responsible for the production of mortgage loans through relationships with mortgage professionals, including mortgage brokers, mortgage bankers and financial institutions.

Real Estate Professionals	This group provides mortgage loan services through relationships with Realtors and homebuilders.

Web and Direct Mail	This channel offers consumers mortgage lending through the Internet, direct mail, and affinity relationships.

     The following table provides additional details on the segment results for the IndyMac Consumer Bank and Specialty Product Divisions for the three months ended December 31, 2004:

		Specialty Product Divisions
	IndyMac
	Consumer	Consumer	Subdivision		Financial
	Bank	Construction	Construction	HELOC	Freedom	Total

	(Dollars in thousands)
Operating Results
Mortgage Banking Activities
Net interest income	$345	$3,470	$—	$—	$382	$3,852
Gain on sale of loans	778	10,139	—	—	18,488	28,627
Other income	259	1,975	—	—	8	1,983

Net revenues	1,382	15,584	—	—	18,878	34,462
Operating expenses	2,176	1,125	—	—	10,594	11,719

Pretax income (loss)	(794)	14,459	—	—	8,284	22,743

Investing Activities
Net interest income	—	12,217	7,836	—	—	20,053
Provision for loan losses	—	(502)	(270)	—	—	(772)
Service fee income	—	—	—	—	2,644	2,644
Gain (loss) on sale of securities	—	—	—	—	—	—
Other income	—	2,021	77	—	68	2,166

Net revenues	—	13,736	7,643	—	2,712	24,091
Operating expenses	—	9,224	2,594	—	2,041	13,859

Pretax income	—	4,512	5,049	—	671	10,232

HELOC Activities
Net interest income	440	25	—	454	—	479
Provision for loan losses	—	—	—	—	—	—
Gain on sale of loans	136	—	—	306	—	306
Service fee income	—	—	—	783	—	783
Other income	62	4	—	314	—	318

Net revenues	638	29	—	1,857	—	1,886
Operating expenses	55	2	—	2,231	—	2,233

Pretax income	583	27	—	(374)	—	(347)

Financing and Other Activities
Net interest income	10,968	—	—	—	—	—
Other income	551	—	—	—	—	—

Net revenues	11,519	—	—	—	—	—
Operating expenses	5,056	—	—	—	—	—

Pretax income	6,463	—	—	—	—	—

Total pretax income	6,252	18,998	5,049	(374)	8,955	32,628

Net income	$3,782	$11,494	$3,055	$(226)	$5,418	$19,741

		Specialty Product Divisions
	IndyMac
	Consumer	Consumer	Subdivision		Financial
	Bank	Construction	Construction	HELOC	Freedom	Total

	(Dollars in thousands)
Ratios
Percentage of assets	1%	10%	4%	1%	1%	16%
Percentage of total revenue	6%	12%	3%	1%	9%	25%
Percentage of pretax income	6%	20%	5%	0%	9%	34%
Balance Sheet Data
Average interest-earning assets	$117,267	$1,884,846	$657,898	$229,389	$123,450	$2,895,583
Average total assets	$141,053	$1,888,264	$654,984	$248,335	$232,841	$3,024,424
Allocated capital	$8,779	$102,951	$72,035	$23,155	$68,295	$266,436
Capital allocated to mortgage banking activities	$2,597	$11,430	$—	$—	$68,295	$79,725
Capital allocated to investing activities	$—	$91,384	$72,035	$—	$—	$163,419
Capital allocated to HELOC activities	$4,768	$137	$—	$23,155	$—	$23,292
Capital allocated to financing and other activities	$1,414	$—	$—	$—	$—	$—
Allocated capital/total average assets	6.22%	5.45%	11.00%	9.32%	29.33%	8.81%
Loans Produced	$108,126	$1,009,386	$334,022	$55,516	$514,355	$1,913,279
Purchase mortgages	27%	100%	0%	0%	0%	64%
Cash out refinance mortgages	60%	0%	0%	100%	100%	36%
Rate and term refinance mortgages	13%	0%	0%	0%	0%	0%
Performance Ratios
Return on equity (ROE)	171%	44%	17%	(4)%	32%	29%
ROE — mortgage banking activities	(74)%	304%	N/A	N/A	29%	69%
ROE — investing activities	N/A	12%	17%	N/A	N/A	15%
ROE — HELOC activities	29%	47%	N/A	(4)%	N/A	(4)%
ROE — financing and other activities	1100%	N/A	N/A	N/A	N/A	N/A
Return on assets (ROA)	N/A	2.42%	1.86%	(0.36)%	9.26%	2.60%
Net interest margin	N/A	3.32%	4.74%	0.79%	1.23%	3.35%
Efficiency ratio	54%	35%	33%	120%	59%	45%
Capital adjusted efficiency ratio	9%	30%	75%	375%	46%	49%
Average FTE	266	310	78	20	578	986

IndyMac Consumer Bank and Specialty Product Divisions

Consumer Bank	The Consumer Bank offers direct lending and deposit products to our depositors through our retail branch network, on-line contact center and institutional money desk.

Consumer Construction	This division is responsible for the production of construction-to-permanent and lot loans to individuals, who are in the process of building their own homes, through mortgage professionals and direct to consumers.

Subdivision Construction	This division provides financing to subdivision developers.

HELOC	This group is primarily responsible for the production of home equity lines of credit (HELOCs) and closed-end seconds through marketing strategies focused on direct interaction with consumers.

Financial Freedom	This group is responsible for the generation of predominantly reverse mortgage products with senior customers (age 62 or older) via a relationship sales force and a loan officer sales force.

     The following table provides additional details on the segment results for the Investing Divisions for the three months ended December 31, 2004:

	Investing Divisions

	Loan Servicing &	SFR Mortgage		Discontinued
	Retained Assets	Loans	MBS	Products	Total

	(Dollars in thousands)
Operating Results
Mortgage Banking Activities
Net interest income	$6,052	$—	$—	$—	$6,052
Gain on sale of loans	2,029	(358)	—	—	1,671
Other income	461	—	—	—	461

Net revenues	8,542	(358)	—	—	8,184
Operating expenses	2,069	—	—	—	2,069

Pretax income	6,473	(358)	—	—	6,115

Investing Activities
Net interest income	11,463	17,685	5,891	820	35,859
Provision for loan losses	—	(500)	—	(700)	(1,200)
Service fee income	2,518	—	—	—	2,518
Gain (loss) on sale of securities	(6,679)	—	60	1	(6,618)
Other income	614	791	—	1	1,406

Net (expense) revenues	7,916	17,976	5,951	122	31,965
Operating expenses	9,919	652	217	538	11,326

Pretax (loss) income	(2,003)	17,324	5,734	(416)	20,639

HELOC Activities
Net interest income	109	—	—	—	109
Provision for loan losses	—	—	—	—	—
Gain on sale of loans	77	—	—	—	77
Service fee income	—	—	—	—	—
Other income	3	—	—	—	3

Net revenues	189	—	—	—	189
Operating expenses	172	—	—	—	172

Pretax income	17	—	—	—	17

Financing and Other Activities
Net interest income	—	—	—	—	—
Other income	—	—	—	—	—

Net revenues	—	—	—	—	—
Operating expenses	—	—	—	—	—

Pretax income	—	—	—	—	—

Total pretax (loss) income	4,487	16,966	5,734	(416)	26,771

Net (loss) income	$2,715	$10,264	$3,469	$(252)	$16,196

Ratios
Percentage of assets	9%	26%	12%	0%	47%
Percentage of total revenue	7%	7%	2%	0%	16%
Percentage of pretax income	5%	18%	6%	0%	29%

	Investing Divisions

	Loan Servicing &	SFR Mortgage		Discontinued
	Retained Assets	Loans	MBS	Products	Total

	(Dollars in thousands)
Balance Sheet Data
Average interest-earning assets	$975,067	$4,793,475	$2,135,579	$55,779	$7,959,900
Average total assets	$1,685,808	$4,804,315	$2,153,420	$49,173	$8,692,716
Allocated capital	$265,839	$231,713	$44,428	$4,969	$546,949
Capital allocated to mortgage banking activities	$32,072	$—	$—	$—	$32,072
Capital allocated to investing activities	$233,377	$231,713	$44,428	$4,969	$514,487
Capital allocated to HELOC activities	$390	$—	$—	$—	$390
Capital allocated to financing and other activities	$—	$—	$—	$—	$—
Allocated capital/total average assets	15.77%	4.82%	2.06%	10.11%	6.29%
Loans Produced	$243,591	$—	$—	$—	$243,591
Performance Ratios
Return on equity (ROE)	4%	18%	31%	(20)%	12%
ROE — mortgage banking activities	49%	—	—	—	46%
ROE — investing activities	(2)%	18%	31%	(20)%	10%
ROE — HELOC activities	10%	—	—	—	10%
ROE — financing and other activities	—	—	—	—	—
Return on assets (ROA)	0.64%	0.85%	0.64%	(2.04)%	0.74%
Net interest margin	7.19%	1.47%	1.10%	5.85%	2.10%
Efficiency ratio	73%	4%	4%	65%	33%
Capital adjusted efficiency ratio	292%	12%	7%	99%	108%
Average FTE	471	8	4	14	497

Investing Divisions

Loan Servicing and Retained Assets	Loan servicing and retained assets include the following: (i) MSRs, interest-only securities and residual securities, (ii) securities and derivatives, all of which are held as hedges of certain assets, including principal-only securities, agency debentures and U.S. Treasury bonds, (iii) loans held for sale acquired through clean-up calls or through the Company’s customer retention programs and (iv) investment and non-investment grade securities.

SFR Mortgage Loans	Assets include all single-family residential loans held for investment other than discontinued products.

MBS	Assets include AAA-rated agency and private label MBS.

Discontinued Products	Discontinued products are home improvement and manufactured housing loans.

     The following table provides additional details on the segment results for all others for the three months ended December 31, 2004:

		Total Company
		Before Corporate			Total		Total
	Treasury	Overhead and	Corporate		Company		Company
	Group(1)	Eliminations	Overhead	Eliminations(2)	Pro Forma	Adjustments	GAAP

	(Dollars in thousands)
Operating Results
Mortgage Banking Activities
Net interest income	$—	$39,766	$—	$—	$39,766	$—	$39,766
Gain (loss) on sale of loans	—	118,533	—	(725)	117,808	(4,086)	113,722
Other income	—	14,708	—	322	15,030	—	15,030

Net revenues (expense)	—	173,007	—	(403)	172,604	(4,086)	168,518
Operating expenses	—	87,388	—	374	87,762	—	87,762

Pretax income (loss)	—	85,619	—	(777)	84,842	(4,086)	80,756

Investing Activities
Net interest income	—	55,912	—	1,357	57,269	—	57,269
Provision for loan losses	—	(1,972)	—	—	(1,972)	—	(1,972)
Service fee (expense) income	—	5,162	—	3,811	8,973	—	8,973
Gain (loss) on sale of securities	—	(6,618)	—	653	(5,965)	—	(5,965)
Other income	—	3,572	647	—	4,219	—	4,219

Net revenues	—	56,056	647	5,821	62,524	—	62,524
Operating expenses	—	25,185	—	—	25,185	—	25,185

Pretax (loss) income	—	30,871	647	5,821	37,339	—	37,339

HELOC Activities
Net interest income	—	10,238	—	—	10,238	—	10,238
Provision for loan losses	—	—	—	—	—	—	—
Gain on sale of loans	—	2,287	—	—	2,287	—	2,287
Service fee income	—	783	—	—	783	—	783
Other income	—	1,493	—	—	1,493	—	1,493

Net revenues	—	14,801	—	—	14,801	—	14,801
Operating expenses	—	3,436	—	—	3,436	—	3,436

Pretax income	—	11,365	—	—	11,365	—	11,365

Financing and Other Activities
Net interest loss	(12,420)	(1,452)	(2,260)	—	(3,712)	—	(3,712)
Other income	113	664	—	—	664	—	664

Net expense	(12,307)	(788)	(2,260)	—	(3,048)	—	(3,048)
Operating expenses	(162)	4,894	28,924	—	33,818	—	33,818

Pretax loss	(12,145)	(5,682)	(31,184)	—	(36,866)	—	(36,866)

Total pretax (loss) income	(12,145)	122,173	(30,537)	5,044	96,680	(4,086)	92,594

Net (loss) income	$(7,348)	$73,914	$(18,582)	$3,052	$58,384	$(2,473)	$55,911

		Total Company
		Before Corporate			Total		Total
	Treasury	Overhead and	Corporate		Company		Company
	Group(1)	Eliminations	Overhead	Eliminations(2)	Pro Forma	Adjustments	GAAP

	(Dollars in thousands)
Ratios
Percentage of assets	4%	99%	1%	0%	100%	—	5%
Percentage of total revenue	(5)%	99%	(1)%	2%	100%	—	(4)%
Percentage of pretax income	(13)%	127%	(32)%	5%	100%	—	(40)%
Balance Sheet Data
Average interest-earning assets	$378,640	$17,169,597	$12,975	$—	$17,182,572	$—	$17,182,572
Average total assets	$677,733	$18,432,249	$215,507	$—	$18,647,756	$—	$18,647,756
Allocated capital	$33,887	$1,247,769	$(22,979)	$—	$1,224,790	$—	$1,224,790
Capital allocated to mortgage banking activities	$—	$418,698	$—	$—	$418,698	$—	$418,698
Capital allocated to investing activities	$—	$677,906	$—	$—	$677,906	$—	$677,906
Capital allocated to HELOC activities	$—	$115,864	$—	$—	$115,864	$—	$115,864
Capital allocated to financing and other activities	$33,887	$35,301	$(22,979)	$—	$12,322	$—	$12,322
Allocated capital/total average assets	5%	6.77%	(10.66)%	—	6.57%	—	6.57%
Loans Produced	$—	$11,567,960	$—	$—	$11,567,960	$—	$11,567,960
Purchase mortgages	—	44%	—	—	44%	—	44%
Cash out refinance mortgages	—	45%	—	—	45%	—	45%
Rate and term refinance mortgages	—	11%	—	—	11%	—	11%
Performance Ratios
Return on equity (ROE)	—	24%	—	—	19%	—	18%
ROE — mortgage banking	—	49%	—	—	49%	—	46%
ROE — investing activities	—	11%	—	—	13%	—	13%
ROE — HELOC activities	—	24%	—	—	24%	—	24%
ROE — financing and other activities	—	(39)%	—	—	(720)%	—	(720)%
Return on assets (ROA)	—	1.60%	—	—	1.25%	—	1.19%
Net interest margin	—	2.42%	—	—	2.40%	—	2.40%
Efficiency ratio	—	49%	—	—	60%	—	61%
Capital adjusted efficiency ratio	—	63%	—	—	74%	—	77%
Average FTE	29	4,519	816	—	5,335	—	5,335

(1)	During the three months ended December 31, 2004, the Treasury Group reported net interest expense of $12.4 million. This amount includes interest expense related to the debentures underlying trust preferred securities issued by the Company in 2004, 2003 and 2001, which is not allocated to the business units. Additionally, the net expense in Treasury reflects the cost of maintaining adequate corporate liquidity, as well as certain fixed rate deposits with longer maturities raised in prior years, the higher cost of which is not allocated to the business units.

(2)	The amounts in this column include primarily the differences between the actual gain on sale credited to the operating segments and the consolidated gain on sale due to timing of loan sales or transfers, and the elimination of premiums on inter-company transactions.

     The following table compares the quarterly detail segment results of operations by period:

	Mortgage Banking Divisions

	IndyMac	Mortgage	Real Estate	Web &
	Conduit	Professionals	Professionals	Direct Mail	Total

	(Dollars in thousands)
Mortgage Banking Activities
Q4 04 — Pretax income (loss)	$10,859	$45,463	$831	$402	$57,555
Q3 04 — Pretax income (loss)	6,736	43,874	390	(665)	50,335
Annualized Percent Change	245%	14%	452%	642%	57%
Q4 03 — Pretax income	10,903	33,745	638	8,406	53,692
Percent Change	0%	35%	30%	(95)%	7%
Investing Activities
Q4 04 — Pretax income (loss)	—	—	—	—	—
Q3 04 — Pretax income (loss)	—	—	—	—	—
Annualized Percent Change	—	—	—	—	—
Q4 03 — Pretax income	—	—	—	—	—
Percent Change	—	—	—	—	—
HELOC Activities
Q4 04 — Pretax income (loss)	2,873	5,524	589	2,126	11,112
Q3 04 — Pretax income (loss)	733	3,922	341	1,735	6,731
Annualized Percent Change	1,168%	163%	291%	90%	260%
Q4 03 — Pretax income	—	1,634	96	604	2,334
Percent Change	100%	238%	514%	252%	376%
Financing and Other Activities
Q4 04 — Pretax income	—	—	—	—	—
Q3 04 — Pretax income	—	—	—	—	—
Q4 03 — Pretax income	—	—	—	—	—
Net Income
Q4 04 — Net income (loss)	8,308	30,847	859	1,529	41,543
Q3 04 — Net income (loss)	4,519	28,917	442	648	34,526
Annualized Percent Change	335%	27%	377%	544%	81%
Q4 03 — Net income	6,597	21,404	444	5,451	33,896
Percent Change	26%	44%	93%	(72)%	23%
Performance Ratios
Q4 04
ROE	30%	56%	17%	14%	42%
ROA	2.09%	3.65%	1.04%	0.98%	2.80%
NIM	3.61%	2.19%	2.70%	2.65%	2.65%
Efficiency ratio	25%	48%	75%	87%	51%
Capital adjusted efficiency ratio	37%	27%	65%	47%	36%
Average FTE	105	1,893	211	532	2,741

	Mortgage Banking Divisions

	IndyMac	Mortgage	Real Estate	Web &
	Conduit	Professionals	Professionals	Direct Mail	Total

	(Dollars in thousands)
Q3 04
ROE	33%	52%	11%	5%	40%
ROA	2.25%	3.30%	0.63%	0.40%	2.63%
NIM	4.30%	2.65%	3.53%	3.41%	3.04%
Efficiency ratio	37%	45%	88%	95%	55%
Capital adjusted efficiency ratio	43%	29%	60%	53%	37%
Average FTE	63	1,717	237	590	2,607
Q4 03
ROE	76%	72%	17%	50%	66%
ROA	4.90%	4.74%	1.14%	3.51%	4.34%
NIM	5.54%	3.83%	4.67%	3.60%	4.13%
Efficiency ratio	12%	47%	86%	63%	49%
Capital adjusted efficiency ratio	9%	20%	38%	27%	22%
Average FTE	8	1,403	221	613	2,245

      The Mortgage Banking Divisions’ net income increased by 20%, or $7.0 million compared to the third quarter of 2004, and 23% or $7.6 million from the fourth quarter of 2003. These increases were primarily due to increases in gain on sale of loans resulting from increased loans sold. However, these increases were somewhat offset by the decreases in net interest income due to margin compression as we shifted our mortgage production to more correspondent and conduit business and our product mix to more adjustable rate mortgages.

      The following table compares the quarterly detail segment results of operations by period, continued:

	Specialty Product Divisions

	IndyMac
	Consumer	Consumer	Subdivision		Financial
	Bank	Construction	Construction	HELOC	Freedom	Total

	(Dollars in thousands)
Mortgage Banking Activities
Q4 04 — Pretax income (loss)	$(794)	$14,459	$—	$—	$8,284	$22,743
Q3 04 — Pretax income	(1,322)	12,292	—	—	5,815	18,107
Annualized Percent Change	160%	71%	—	—	170%	102%
Q4 03 — Pretax income	368	13,161	—	—	—	13,161
Percent Change	(316)%	10%	—	—	100%	73%
Investing Activities
Q4 04 — Pretax income (loss)	—	4,512	5,049	—	671	10,232
Q3 04 — Pretax income	—	4,523	4,551	—	—	9,074
Annualized Percent Change	—	(1)%	44%	—	100%	51%
Q4 03 — Pretax income	—	3,467	5,366	—	—	8,833
Percent Change	—	30%	(6)%	—	100%	16%
HELOC Activities
Q4 04 — Pretax income (loss)	583	27	—	(374)	—	(347)
Q3 04 — Pretax income	317	37	—	164	—	201
Annualized Percent Change	336%	(108)%	—	(1,312)%	—	(1,091)%
Q4 03 — Pretax income	45	34	—	153	—	187
Percent Change	1,196%	(21)%	—	(344)%	—	(286)%
Financing and Other Activities
Q4 04 — Pretax income	6,463	—	—	—	—	—
Q3 04 — Pretax income	5,384	—	—	—	—	—
Q4 03 — Pretax loss	209	—	—	—	—	—
Net Income
Q4 04 — Net income	3,782	11,494	3,055	(226)	5,418	19,741
Q3 04 — Net income	2,649	10,195	2,754	99	3,518	16,566
Annualized Percent Change	171%	51%	44%	(1,313)%	216%	77%
Q4 03 — Net income (loss)	376	10,081	3,246	93	—	13,420
Percent Change	906%	14%	(6)%	(343)%	100%	47%
Performance Ratios
Q4 04
ROE	171%	44%	17%	(4)%	32%	29%
ROA	N/M (1)	2.42%	1.86%	(0.36)%	9.26%	2.60%
NIM	N/M (1)	3.32%	4.74%	0.79%	1.23%	3.35%
Efficiency ratio	54%	35%	33%	120%	59%	45%
Capital adjusted efficiency ratio	9%	30%	75%	375%	46%	49%
Average FTE	266	310	78	20	578	986

(1)	Not meaningful.

	Specialty Product Divisions

	IndyMac
	Consumer	Consumer	Subdivision		Financial
	Bank	Construction	Construction	HELOC	Freedom	Total

	(Dollars in thousands)
Q3 04
ROE	131%	44%	16%	3%	33%	30%
ROA	N/M (1)	2.35%	1.71%	0.22%	8.81%	2.44%
NIM	N/M (1)	3.65%	4.27%	0.59%	1.46%	3.54%
Efficiency ratio	63%	36%	31%	133%	54%	42%
Capital adjusted efficiency ratio	11%	31%	76%	419%	46%	48%
Average FTE	278	303	69	20	412	804
Q4 03
ROE	31%	55%	22%	5%	N/A	38%
ROA	N/M (1)	2.95%	2.26%	0.46%	N/A	2.65%
NIM	N/M (1)	4.06%	4.86%	3.15%	N/A	4.26%
Efficiency ratio	91%	35%	27%	62%	N/A	34%
Capital adjusted efficiency ratio	15%	25%	55%	184%	N/A	35%
Average FTE	251	258	62	15	N/A	335

(1)	Not meaningful.

      IndyMac Consumer Bank’s net income increased $1.1 million from the third quarter of 2004, and increased $3.4 million from the fourth quarter of 2003. The growth in net income during 2004 was generated by an increase in their allocated net interest income through the FTP credit from the Treasury Group.

      The Specialty Product Divisions generated net income of $19.7 million during the fourth quarter of 2004 compared to $16.6 million in the third quarter of 2004, and $13.4 million in the fourth quarter of 2003. The increase in net income compared to the third quarter of 2004 was primarily due to gain on sale of loans revenue earned during the quarter for the sale of lot loans. The increase in net income year over year was driven by the income earned in 2004 through the acquisition of Financial Freedom, as well as higher gain on sale of loans.

      The following table compares the quarterly detail segment results of operations by period, continued:

	Investing Divisions

	Loan Servicing	SFR
	and Retained	Mortgage		Discontinued
	Assets	Loans	MBS	Products	Total

	(Dollars in thousands)
Mortgage Banking Activities
Q4 04 — Pretax income	$6,473	$(358)	$—	$—	$6,115
Q3 04 — Pretax income	8,942	3,161	—	—	12,103
Annualized Percent Change	(110)%	(445)%	—	—	(198)%
Q4 03 — Pretax income	29,366	1,593	—	—	30,959
Percent Change	(78)%	(122)%	—	—	(80)%
Investing Activities
Q4 04 — Pretax income	(2,003)	17,324	5,734	(416)	20,639
Q3 04 — Pretax income	(8,910)	16,897	7,350	(222)	15,115
Annualized Percent Change	310%	10%	(88)%	(350)%	146%
Q4 03 — Pretax income	(12,949)	15,295	6,838	(786)	8,398
Percent Change	85%	13%	(16)%	47%	146%
HELOC Activities
Q4 04 — Pretax income	17	—	—	—	17
Q3 04 — Pretax income	(54)	—	—	—	(54)
Annualized Percent Change	526%	—	—	—	526%
Q4 03 — Pretax income	—	—	—	—	—
Percent Change	100%	—	—	—	100%
Financing and Other Activities
Q4 04 — Pretax income	—	—	—	—	—
Q3 04 — Pretax income	—	—	—	—	—
Q4 03 — Pretax income	—	—	—	—	—
Net Income
Q4 04 — Net (loss) income	2,715	10,264	3,469	(252)	16,196
Q3 04 — Net income (loss)	(13)	12,136	4,446	(135)	16,434
Annualized Percent Change	83,938%	(62)%	(88)%	(347)%	(6)%
Q4 03 — Net income (loss)	9,932	10,217	4,137	(476)	23,810
Percent Change	(73)%	0%	(16)%	47%	(32)%
Performance Ratios
Q4 04
ROE	4%	18%	31%	(20)%	12%
ROA	0.64%	0.85%	0.64%	(2.04)%	0.74%
NIM	7.19%	1.47%	1.10%	5.85%	2.10%
Efficiency ratio	73%	4%	4%	65%	33%
Capital adjusted efficiency ratio	292%	12%	7%	99%	108%
Average FTE	471	8	4	14	497

	Investing Divisions

	Loan Servicing	SFR
	and Retained	Mortgage		Discontinued
	Assets	Loans	MBS	Products	Total

	(Dollars in thousands)
Q3 04
ROE	0%	21%	41%	(10)%	13%
ROA	0%	1.02%	0.88%	(1.03)%	0.78%
NIM	5.55%	1.45%	1.45%	7.04%	1.98%
Efficiency ratio	100%	4%	2%	45%	30%
Capital adjusted efficiency ratio	531%	10%	2%	56%	94%
Average FTE	486	11	4	14	515
Q4 03
ROE	18%	20%	52%	(29)%	20%
ROA	1.75%	0.96%	1.13%	(2.89)%	1.18%
NIM	6.00%	1.61%	2.04%	7.21%	2.70%
Efficiency ratio	37%	6%	4%	65%	22%
Capital adjusted efficiency ratio	80%	17%	5%	79%	48%
Average FTE	396	9	3	33	441

      The Investing Divisions segment’s net income decreased by 1%, or $0.2 million compared to the third quarter of 2004, and decreased by 32% or $7.6 million compared to the fourth quarter of 2003. Revenues generated by mortgage banking activities decreased compared to both periods primarily due to a lower amount of loans sold during the fourth quarter of 2004 that were related to securities that had been called (“called loans”). These decreases were partially offset by the improved performance of the servicing portfolio during the fourth quarter of 2004 over the prior periods.

      The following table compares the quarterly detail segment results of operations by period, continued:

		Total
		Company
		before Corp.			Total		Total
	Treasury	Overhead and	Corporate		Company		Company
	Group	Eliminations	Overhead	Eliminations	Pro Forma	Adjustments	GAAP

	(Dollars in thousands)
Mortgage Banking Activities
Q4 04 — Pretax income (loss)	$—	$85,619	$—	$(777)	$84,842	$(4,086)	$80,756
Q3 04 — Pretax income (loss)	—	79,223	—	5,237	84,460	(11,104)	73,356
Annualized Percent Change	—	32%	—	(459)%	2%	253%	40%
Q4 03 — Pretax income (loss)	—	98,180	—	(15,958)	82,222	—	82,222
Percent Change	—	(13)%	—	95%	3%	—	(2)%
Investing Activities
Q4 04 — Pretax (loss) income	—	30,871	647	5,821	37,339	—	37,339
Q3 04 — Pretax income	—	24,189	727	10,260	35,176	—	35,176
Annualized Percent Change	—	110%	(44)%	(173)%	25%	—	25%
Q4 03 — Pretax (loss) income	—	17,231	1	2,838	20,070	—	20,070
Percent Change	—	79%	100%	105%	86%	—	86%
HELOC Activities
Q4 04 — Pretax income	—	11,365	—	—	11,365	—	11,365
Q3 04 — Pretax income	—	7,195	—	—	7,195	—	7,195
Annualized Percent Change	—	232%	—	—	232%	—	232%
Q4 03 — Pretax income	—	2,566	—	—	2,566	—	2,566
Percent Change	—	343%	—	—	343%	—	343%
Financing and Other Activities
Q4 04 — Pretax loss	(12,145)	(5,682)	(31,184)	—	(36,866)	—	(36,866)
Q3 04 — Pretax (loss) income	(10,187)	(4,803)	(28,737)	—	(33,540)	—	(33,540)
Q4 03 — Pretax (loss) income	(10,815)	(10,606)	(23,127)	3	(33,730)	—	(33,730)
Net Income
Q4 04 — Net (loss) income	(7,348)	73,914	(18,582)	3,052	58,384	(2,473)	55,911
Q3 04 — Net (loss) income	(6,164)	64,011	(16,946)	9,376	56,441	(6,715)	49,726
Annualized Percent Change	(77)%	62%	(39)%	(270)%	14%	253%	50%
Q4 03 — Net (loss) income	(6,543)	64,959	(13,710)	(7,936)	43,313	—	43,313
Percent Change	(12)%	14%	(36)%	138%	35%	(100)%	29%

		Total
		Company
		before Corp.			Total		Total
	Treasury	Overhead and	Corporate		Company		Company
	Group	Eliminations	Overhead	Eliminations	Pro Forma	Adjustments	GAAP

	(Dollars in thousands)
Performance Ratios
Q4 04 ROE	—	24%	—	—	19%	—	18%
ROA	—	1.60%	—	—	1.25%	—	1.19%
NIM	—	2.42%	—	—	2.40%	—	2.40%
Efficiency ratio	—	49%	—	—	60%	—	61%
Capital adjusted efficiency ratio	—	63%	—	—	74%	—	77%
Average FTE	29	4,519	816	—	5,335	—	5,335
Q3 04 ROE	—	23%	—	—	19%	—	16%
ROA	—	1.49%	—	—	1.30%	—	1.14%
NIM	—	2.53%	—	—	2.52%	—	2.52%
Efficiency ratio	—	50%	—	—	59%	—	62%
Capital adjusted efficiency ratio	—	64%	—	—	78%	—	86%
Average FTE	28	4,232	730	—	4,962	—	4,962
Q4 03 ROE	—	31%	—	—	17%	—	17%
ROA	—	1.88%	—	—	1.24%	—	1.24%
NIM	—	3.07%	—	—	3.08%	—	3.08%
Efficiency ratio	—	43%	—	—	59%	—	59%
Capital adjusted efficiency ratio	—	46%	—	—	81%	—	81%
Average FTE	22	3,294	560	—	3,854	—	3,854

      Pursuant to IndyMac’s intercompany accounting policies, the SFR mortgage loan division purchases mortgage loans at fair value from the mortgage banking divisions. The premium paid for the loans is eliminated as part of the Eliminations column. As time passes, the SFR mortgage loans division amortizes the higher intercompany premium paid as part of their divisional results and this amortization is eliminated, reversing the timing difference. The negative amount in the prior year elimination is the result of a substantial sale of loans in the fourth quarter of 2003 to the SFR mortgage loans division. The eliminated premium exceeded prior amortization. The positive elimination amount in the current quarter reflects lower intercompany gain elimination, which does not offset the intercompany premium amortized.

      The increase in corporate overhead year over year is principally due to expenses incurred to strengthen enterprise risk management at IndyMac, including compliance with Sarbanes-Oxley legislation.

MORTGAGE BANKING ACTIVITIES

Loan Production

      During the fourth quarter of 2004, the Company’s loan production reached a new record level of $11.6 billion, a 9% increase over the $10.6 billion of loans produced during the third quarter of 2004 and a 76% increase over the $6.6 billion of loans produced in the fourth quarter of 2003. The fourth quarter of 2004 production includes $514 million in reverse mortgages originated by Financial Freedom, resulting in a 36% increase from the third quarter of 2004. The vast majority of these reverse mortgages are insured by the FHA and are sold to Fannie Mae within 30 days of origination.

      Our focus on less cyclical products, such as Alt-A loans, subprime loans, HELOCs, reverse mortgages and consumer construction loans, resulted in significant growth in each of these products in the fourth quarter of 2004 compared to the fourth quarter of 2003, despite a decline in the overall mortgage market. This increase more than offset the decrease in our agency conforming products, which are more cyclical in nature. Compared to the third quarter of 2004, our production increased by 9% in the fourth quarter of 2004 driven by the growth in Alt-A, reverse mortgages and subprime products.

      Total production by loan type was as follows:

	Three Months Ended

	December 31,	December 31,	Percent	September 30,	Percent
	2004	2003	Change	2004	Change

	(Dollars in millions)
Volume by Product:
Prime(1)
Alt-A	$7,505	$3,893	93%	$6,880	9%
Agency conforming	316	701	(55)%	274	15%
Jumbo	395	368	7%	371	6%
Reverse mortgages	514	—	N/A	379	36%
Subprime(1)	1,374	486	183%	934	47%
Home equity line of credit(2)	448	259	73%	755	(41)%
Consumer construction(2)	682	586	16%	748	(9)%

Subtotal mortgage production	11,234	6,293	79%	10,341	9%
Subdivision construction commitments(2)	334	284	18%	266	26%

Total production	$11,568	$6,577	76%	$10,607	9%

Mortgage — Web-based production	$7,250	$4,270	70%	$6,584	10%
Mortgage pipeline at period end(3)	$6,307	$4,116	53%	$6,433	(2)%

(1)	Fundings.

(2)	New commitments.

(3)	Includes rate lock commitments for loans in process plus loans that have been submitted for processing, but not yet rate locked.

      The tables below provide the production by delivery method and interest rate amortization type for the quarters ended December 31, 2004 and 2003, and September 30, 2004:

	Three Months Ended

	December 31,	December 31,	Percent	September 30,	Percent
	2004	2003	Change	2004	Change

	(Dollars in millions)
Production by Delivery Method:
Wholesale(1)	$5,510	$3,511	57%	$4,922	12%
Correspondent(2)	4,506	1,850	144%	4,066	11%
Retail(3)	1,218	932	31%	1,353	(10)%

Total mortgage production	11,234	6,293	79%	10,341	9%
Subdivision construction lending	334	284	18%	266	26%

Total Production	$11,568	$6,577	76%	$10,607	9%

(1)	Loans obtained through relationships with mortgage brokers and funded by IndyMac Bank.

(2)	Closed loans acquired by IndyMac through relationships with mortgage bankers and financial institutions on a flow basis, as well as loans obtained through bulk purchases by our conduit group.

(3)	Direct to consumer channels.

	Three Months Ended

	December 31,	December 31,	September 30,
	2004	2003	2004

Fixed Rate Mortgages	27%	46%	26%
Hybrid ARMs	38%	30%	36%
ARMs	35%	24%	38%

      The following table details the mix of our production and pipeline between purchase, cash-out refinance, and rate/term refinance transactions as of and for the quarters ended December 31, 2004 and 2003, and September 30, 2004. As rate/term refinance volumes industry-wide have declined, IndyMac has increased its penetration of the market with respect to purchase and cash-out refinance transactions, mitigating the decline in rate/term refinance related mortgage transactions.

	As of and for the Quarter Ended

	December 31,	December 31,	Percent	September 30,	Percent
	2004	2003	Change	2004	Change

	(Dollars in millions)
Mortgage loan production:
Purchase transactions	$4,952	$2,720	82%	$4,568	8%
Cash-out refinance transactions	4,927	2,335	111%	4,366	13%
Rate/term refinance transactions	1,355	1,238	9%	1,407	(4)%

Total mortgage loan production	$11,234	$6,293	79%	$10,341	9%

% purchase and cash-out refinance transactions	88%	80%		86%
Mortgage pipeline:
Purchase transactions	$2,606	$1,586	64%	$2,808	(7)%
Cash-out refinance transactions	2,727	1,568	74%	2,446	11%
Rate/term refinance transactions	974	962	1%	1,179	(17)%

Mortgage pipeline at period end	$6,307	$4,116	53%	$6,433	(2)%

% purchase and cash-out refinance transactions	85%	77%		82%

      During the year ended December 31, 2004, the Company produced $39.0 billion of loans, a 30% increase over the $30.0 billion of loans produced during the year ended December 31, 2003, reaching a new record level of production. Total production by loan type was as follows:

	Year Ended

	December 31,	December 31,	Percent
	2004	2003	Change

	(Dollars in millions)
Volume by Product:
Prime(1)
Alt-A	$25,416	$15,496	64%
Agency conforming	1,709	5,096	(66)%
Jumbo	1,903	3,727	(49)%
Reverse mortgages	893	—	N/A
Subprime(1)	3,333	1,855	80%
Home equity line of credit(2)	1,855	932	99%
Consumer construction(2)	2,793	2,130	31%

Subtotal mortgage production	37,902	29,236	30%
Subdivision construction commitments(2)	1,146	800	43%

Total production volume	$39,048	$30,036	30%

Mortgage — Web-based production	$24,126	$21,167	14%

(1) Fundings.

(2) New commitments.

Mortgage Production by Division

      IndyMac generates its mortgage production through multiple channels on a nationwide basis with a concentration in those regions of the country in which IndyMac has regional offices or in which there are higher home prices, including California, Florida, New Jersey and New York. Our highest concentration of mortgage loans relates to properties in California. Mortgages secured by California properties accounted for 48% of the mortgage loans we produced in the fourth quarter of 2004 based on dollar value, and 42% based on number of loans.

      IndyMac produces mortgages through its Mortgage Banking Divisions, IndyMac Consumer Bank, Specialty Product Divisions, and Investing Divisions.

      The following tables show total production by divisions for the three months ended December 31, 2004 and 2003, and September 30, 2004.

	Three Months Ended

	December 31,	December 31,	Percent	September 30,	Percent
	2004	2003	Change	2004	Change

	(Dollars in millions)
PRODUCTION BY DIVISIONS:
Mortgage Banking Divisions
IndyMac Conduit	$2,535	$946	168%	$2,155	18%
Mortgage Professionals	5,603	3,150	78%	5,075	10%
Real Estate Professionals	514	260	98%	442	16%
Web and Direct Mail	630	802	(21)%	641	(2)%

Total Mortgage Banking Divisions	9,282	5,158	80%	8,313	12%
IndyMac Consumer Bank	129	80	61%	105	23%
Specialty Product Divisions
Consumer Construction	1,009	863	17%	1,057	(5)%
Subdivision Construction	334	284	18%	266	26%
HELOC	56	57	(2)%	71	(21)%
Financial Freedom	514	—	N/A	379	36%

Total Specialty Product Divisions	1,913	1,204	59%	1,773	8%
Investing Divisions
Servicing	244	135	81%	416	(41)%

Total Investing Divisions	244	135	81%	416	(41)%
Total Production	$11,568	$6,577	76%	$10,607	9%

      Our largest segment, the Mortgage Banking Divisions, increased production by 80% year over year and by 12% from the third quarter of 2004, due to continued strong execution of IndyMac’s strategies to increase market share in the mortgage industry by focusing on less interest rate-sensitive products such as Alt-A and subprime, by increasing the size of its sales force, by investing in geographic expansion, expansion of the conduit business, and by growing its purchase business. Active mortgage professional customers during the quarter grew 42% from the fourth quarter of the prior year and 6% from the third quarter of 2004. This growth is the direct result of IndyMac’s focus on increasing the size of its sales force nationwide and the newer sales people demonstrating increasing effectiveness as they gain experience with IndyMac’s products and technology. We have been successful in attracting experienced, quality salespeople due to the combination of our less interest-rate sensitive products and our salespeople’s ability to market a broad array of products. During the fourth quarter of 2004, we opened two new operation centers in Phoenix, Arizona and Columbia, South Carolina. Our Web & Direct Mail channel was down 21% compared to the fourth quarter of 2003, and down 2% compared to the third quarter of 2004. This particular channel tends to be more rate/term refinance oriented and, thus, as expected, has underperformed relative to our other businesses that have stronger ties to the purchase and cash-out refinance market.

      The production for Specialty Product Divisions increased 59% from the fourth quarter 2003 and 8% from the third quarter of 2004. The growth from the third quarter of 2004 is largely because of the growth in reverse mortgage production from Financial Freedom. The increase compared to the fourth quarter of 2003 was driven by the acquisition of Financial Freedom, as well as the continued penetration in customers and loan commitments by both construction lending units.

      The table below provides the key performance indicators for our Mortgage Banking Divisions for the quarters ended December 31, 2004 and 2003, and September 30, 2004:

	Three Months Ended

	December 31,	December 31,	Percent	September 30,	Percent
	2004	2003	Change	2004	Change

Key Performance Indicators:
Active Customers:(1)
Average Monthly Active Customers Mortgage professionals	2,939	2,055	43%	2,765	6%
Real estate professionals	144	185	(22)%	162	(11)%
Active customers during the quarter
Mortgage professionals	5,047	3,547	42%	4,760	6%
Real estate professionals	276	407	(32)%	320	(14)%
Net new customers during the quarter(2)
Mortgage professionals	1,407	718	96%	975	44%
Real estate professionals	225	158	42%	139	62%
Sales personnel
Mortgage professionals	573	390	47%	551	4%
Real estate professionals	83	93	(11)%	93	(11)%
Consumers	209	237	(12)%	244	(14)%

(1)	Active customers are defined as customers who funded at least one loan during the period.

(2)	Net new customers are the number of new customers signed up during the period less those terminated.

Loan Sales

      The Company sold $9.6 billion and $4.6 billion of loans during the three months ended December 31, 2004 and 2003, respectively, and $31.0 billion and $23.2 billion for the respective years then ended. The Company’s gain on sale of loans of $116.0 million and $363.8 million for the three month and the year ended December 31, 2004, respectively, are net of the SAB No. 105 impact of $2.2 million and $59.5 million, respectively, as well as the effect of the allocation of a portion of the purchase price of Financial Freedom to loans held for sale and the loan application pipeline totaling $1.9 million and $7.9 million, respectively, which effectively decreased gain on sale of loans when the related loans were sold. Excluding these two items, the gain on sale of loans would have been $120.1 million for the three months ended December 31, 2004 compared to $79.9 million for the same period in 2003, reflecting a 50% increase, and $431.2 million for the year ended December 31, 2004 compared to $387.3 million for the year ended 2003. The increase in gain on sale of loans for the three months ended December 31, 2004 is primarily due to a 105.8% increase in the amount of loans sold, resulting from our record level mortgage productions in 2004, partially offset by 46 basis points decline in margin from 1.72% at December 31, 2003 to 1.26% at December 31, 2004. Our profit margin has been negatively impacted by the change in our product mix to more hybrid ARM and ARM loans, the shift in our channel mix to lower margin conduit and correspondent channels, as well as the impact of increased competition in 2004. Additionally, during the fourth quarter of 2004, we sold approximately $507.2 million of SFR mortgage loans from our investment portfolio at lower margins in order to strategically reposition the SFR loan portfolio. The Company recognized only $1.5 million gain on sale of loans from this transaction. Adjusting for the impact of this transaction, our profit margin for the fourth quarter of 2004 would have been 1.31%, an improvement from the profit margin for the third quarter of 2004.

      The Company hedges the interest rate risk inherent in its pipeline of mortgage loans held for sale to protect its margin on sale of loans. Hedging practices can vary significantly from company to company ranging across a broad spectrum. At one extreme, a mortgage banker may choose not to hedge its pipeline at all. Mortgage bankers who choose not to hedge their pipeline will typically report higher earnings and profit margins in a falling interest rate environment, and lower earnings and profit margins in a rising interest rate environment. This would be the most profitable strategy over an indefinite period of time as more production is done in the declining rate environment, assuming that rates rise as often and as much as they fall. However, such a strategy results in highly volatile earnings and could result in losses for an extended period of time potentially risking the depletion of capital reserves. Conversely at the other extreme, a mortgage banker can choose to hedge 100% of its pipeline with option-based instruments to closely offset the “free option” enjoyed by the mortgage loan applicant to not close on his or her loan (i.e. “fallout”). This hedging strategy will generally produce stable and consistent results, but profitability is significantly reduced as the cost of the options can be prohibitive.

      Generally, prudent mortgage bankers will choose a strategy that falls within the boundaries of the above extremes. IndyMac tends to utilize instruments such as forward sale agreements, mortgage based hedges and Eurodollar futures, whose change in value as interest rates change is expected to offset the change in value of its underlying mortgage pipeline based on expected closing ratios. Utilizing this strategy, IndyMac focuses on trying to maintain stable profit margins with an emphasis on forecasting expected fallout to more precisely estimate our required hedge coverage ratio and minimize hedge costs. By closely monitoring key factors such as product type, origination channels, progress or “status” of transactions, as well as changes in market interest rates since IndyMac committed a rate to the borrower (“rate lock commitments”), the Company seeks to quantify the optional component of each rate lock, and in turn, the aggregate rate lock pipeline. By accurately evaluating these factors, the Company has been able to minimize the purchase of options and also stabilize gain on sale margins over different rate environments. Companies with lower coverage ratios may tend to follow the market increasing their hedge costs and reducing their profit margins as interest rates rise. In comparing financial results, investors should be aware of the varying results that can be achieved under different hedge strategies.

      The following tables illustrate the impact of the Company’s pipeline hedging activities:

	Three Months Ended

	December 31,	December 31,	Percent	September 30,	Percent
	2004	2003	Change	2004	Change

	(Dollars in millions)
Gross gain on mortgage loan sales(1)	$135	$97	40%	$168	(19)%
Gross margin before hedging	1.42%	2.09%	(32)%	1.88%	(24)%
Hedging (losses) gains	$(15)	$(17)	(12)%	$(59)	(74)%
Net gains on sale(1)	$120	$80	50%	$109	10%
Net margin after hedging(1)	1.26%	1.72%	(27)%	1.22%	3%

(1)	The gain on mortgage loan sales for the three months ended December 31, 2004 excludes the $2.2 million before-tax SAB No. 105 and $1.9 million before-tax purchase accounting adjustments related to the Financial Freedom acquisition. The GAAP gain on mortgage loan sales was $116.0 million for the three months ended December 31, 2004 representing a net margin after hedging of 1.21%. The gain on mortgage loan sales for the three months ended September 30, 2004 excludes the $5.1 million before-tax SAB No. 105 adjustment and $6.0 million before-tax purchase accounting adjustments related to the Financial Freedom acquisition. The GAAP gain on mortgage loan sales for the third quarter of 2004 was $98.1 million, representing a net margin of 1.10%.

	Year Ended

	December 31,	December 31,	Percent
	2004	2003	Change

	(Dollars in millions)
Gross gain on mortgage loan sales(1)	$484	$419	16%
Gross margin before hedging	1.56%	1.81%	(14)%
Hedging losses	$(53)	$(32)	66%
Net gains on sale(1)	$431	$387	11%
Net margin after hedging(1)	1.39%	1.67%	(17)%

(1)	The gain on mortgage loan sales for the year ended December 31, 2004 excludes the $59.5 million before-tax SAB No. 105 and $7.9 million purchase accounting adjustments related to the Financial Freedom acquisition. The GAAP gain on mortgage loan sales reported was $363.8 million for the year ended December 31, 2004. The GAAP net margin after hedging was 1.17% for the year ended December 31, 2004.

      During the quarter ended December 31, 2004, the Company’s pipeline hedging activities resulted in hedging losses of $15 million compared to hedging losses of $59 million for the quarter ended September 30, 2004 and $17.0 million for the quarter ended December 31, 2003. The reduction in our hedging losses during the fourth quarter of 2004 were primarily the result of an increase in interest rates in the one- to five-year sector of the yield curve, versus decreases in such rates during the third quarter of 2004.

      In addition to mortgage loans held for sale, the pipeline also includes rate lock commitments. Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”) and, therefore, were recorded at fair value prior to April 1, 2004. On April 1, 2004, the Company adopted SAB No. 105, and in accordance with this standard, for rate lock commitments entered into on and after April 1, 2004, only the change in the fair value is recorded by the Company.

      The Company hedges the risk of changes in fair value of rate lock commitments by selling forward contracts on securities of Fannie Mae or Freddie Mac, Euro-Dollar futures and other hedge instruments as the Company deems appropriate to prudently manage this risk. These forward contracts are also accounted for as derivatives and recorded at fair value.

      The following two tables present the gain on sale margins by product type (including hedges) for the quarters ended December 31, 2004 and 2003, and September 30, 2004, and for the years ended December 31, 2004 and 2003:

	Three Months Ended

	December 31, 2004			December 31, 2003			September 30, 2004

	Amount	Gain		Amount	Gain		Amount	Gain
Gain on Sale Margins by Product Type(1)	Sold	on Sale	Margin	Sold	on Sale	Margin	Sold	on Sale	Margin

	(Dollars in millions)
Alt-A and Jumbo	$7,071	$77.2	1.09%	$2,815	$48.6	1.73%	$7,266	$74.2	1.03%
Agency conforming	431	2.8	0.64%	1,061	12.3	1.16%	380	2.3	0.62%
Reverse mortgages	561	18.4	3.30%	—	—	—	371	10.2	2.75%
Subprime	939	13.1	1.40%	286	7.1	2.48%	908	21.7	2.39%
Consumer Lot loans	190	5.7	3.00%	154	3.2	2.08%	—	—	—
HELOC loans	329	2.0	0.61%	—	—	—	—	—	—
Loans acquired through clean-up calls	29	0.9	3.14%	325	8.7	2.68%	15	0.7	4.61%

Total gain on sale of loans(1)	$9,550	$120.1	1.26%	$4,641	$79.9	1.72%	$8,940	$109.1	1.22%

(1)	The gain on mortgage loan sales for the three months ended December 31, 2004 excludes the $2.2 million before-tax SAB No. 105 and $1.9 million before-tax purchase accounting adjustments related to the Financial Freedom acquisition. The GAAP gain on mortgage loan sales was $116.0 million for the three months ended December 31, 2004 representing a net margin after hedging of 1.21%. The gain on mortgage loan sales for the three months ended September 30, 2004 excludes the $5.1 million before-tax SAB No. 105 and $6.0 million before-tax purchase accounting adjustments related to the Financial Freedom acquisition. The GAAP gain on mortgage loan sales was $98.1 million for the three months ended September 30, 2004 representing a net margin after hedging of 1.10%.

	Year Ended

	December 31, 2004			December 31, 2003

	Amount	Gain		Amount	Gain
Gain on Sale Margins by Product Type(1)	Sold	on Sale	Margin	Sold	on Sale	Margin

	(Dollars in millions)
Alt-A and Jumbo	$23,739	$293.3	1.24%	$15,146	$257.1	1.70%
Agency conforming	2,460	18.0	0.73%	6,056	70.4	1.16%
Reverse mortgages	932	28.6	3.08%	—	—	—
Subprime	2,749	62.9	2.29%	994	26.2	2.64%
Consumer Lot loans	382	13.9	3.64%	154	3.2	2.08%
HELOC Loans	329	2.0	0.61%	—	—	—
Loans acquired through clean-up calls	445	12.5	2.81%	826	30.4	3.68%

Total gain on sale of loans(1)	$31,036	$431.2	1.39%	$23,176	$387.3	1.67%

(1)	The gain on mortgage loan sales for the year ended December 31, 2004 excludes the $59.5 million before-tax SAB No. 105 and $7.9 million purchase accounting adjustments related to the Financial Freedom acquisition. The GAAP gain on mortgage loan sales reported was $363.8 million for the year ended December 31, 2004. The GAAP net margin after hedging was 1.17% for the year ended December 31, 2004.

      Comparing to the third quarter of 2004, gain on sale margins on Alt A and Jumbo products improved during the fourth quarter, due primarily to better hedge performance and the tightening of mortgage spreads. This improvement was partially offset by (a) reduction of higher margin 12 MAT loans in the product mix of our sales and (b) sale of HFI portfolio loans at lower margins. Subprime margins declined significantly during the fourth quarter, due primarily to an increase in collateral cost, which resulted from a shift in origination channel mix from retail to conduit, in addition to an increase in the competitiveness of the origination environment.

      The overall gain on sale of loans margin has declined from 2003 to 2004, caused by a shift in our origination channel mix, including an increase in loans funded through the conduit and correspondent channels, a shift to adjustable rate products and competitive pricing pressure. The margins on ARM loans have historically been lower than on fixed-rate loans due to their shorter durations and resulting lower interest rate risk profile.

      In addition to the gain on sale, IndyMac earns spread and fee income on its mortgage loans held for sale. It is important to look at the entire mortgage banking revenue stream in evaluating performance, as these components may vary in differing interest rate environments, and due to product/ channel mixes, and loan sale strategies. The following table depicts the total revenue margin on mortgage loans sold, which is calculated by dividing the sum of gain on sale of loans, net interest income, and fee income by the amount of loans sold:

	Three Months Ended

	December 31,	% of loans	December 31,	% of loans	September 30,	% of loans
	2004	sold	2003	sold	2004	sold

			(Dollars in thousands)
Gain on sale of loans(1)	$120,095	1.26%	$79,883	1.72%	$109,156	1.22%
Net interest income	39,766	0.42%	45,856	0.99%	40,544	0.45%
Fee income	15,030	0.16%	12,170	0.26%	14,300	0.16%

Total mortgage banking revenue	$174,891	1.84%	$137,909	2.97%	$164,000	1.83%

Loans sold	$9,550,060		$4,641,318		$8,940,648

(1)	The gain on mortgage loan sales for the three months ended December 31, 2004 excludes the $2.2 million SAB No. 105 and $1.9 million purchase accounting adjustments related to the Financial Freedom acquisition. The GAAP gain on mortgage loan sales was $116.0 million for the three months ended December 31, 2004 representing a net margin after hedging of 1.21%. The gain on mortgage loan sales for the three months ended September 30, 2004 excludes the $5.1 million SAB No. 105 and $6.0 million purchase accounting adjustments related to the Financial Freedom acquisition. The GAAP gain on mortgage loan sales was $98.1 million for the three months ended September 30, 2004 representing a net margin after hedging of 1.10%.

	Year Ended

	December 31,	% of loans	December 31,	% of loans
	2004	sold	2003	sold

		(Dollars in thousands)
Gain on sale of loans(1)	$431,226	1.39%	$387,311	1.67%
Net interest income	172,919	0.56%	173,704	0.75%
Fee income	56,221	0.18%	62,977	0.27%

Total mortgage banking revenue	$660,366	2.13%	$623,992	2.69%

Loans sold	$31,035,878		$23,175,481

(1)	The gain on mortgage loan sales for the year ended December 31, 2004 excludes the $59.5 million before-tax SAB No. 105 and $7.9 million purchase accounting adjustments related to the Financial Freedom acquisition. The GAAP gain on mortgage loan sales reported was $363.8 million for the year ended December 31, 2004. The GAAP net margin after hedging was 1.17% for the year ended December 31, 2004.

      Total mortgage banking revenue increased by $37.1 million compared to the quarter ended December 31, 2003 primarily due to increases in gain on sale of loans and fee income, partially offset by the decrease in net interest income. The increase in gain on sale of loans from the fourth quarter of 2003 was primarily related to the increase in the amount of loans sold. Our net interest income was negatively impacted by the shift in the mix from more fixed rate loans to ARMs from the fourth quarter of 2003, and a flattening of the yield curve, which resulted in reduced spread while such loans are held for sale.

      Total mortgage banking revenue amounted to $660.4 million for the year ended December 31, 2004, as compared to $624.0 million for the year ended December 31, 2003.

      The following table shows the various channels through which loans were distributed.

	Three Months Ended

	December 31,	Distribution	December 31,	Distribution	September 30,	Distribution
	2004	Percentages	2003	Percentages	2004	Percentages

			(Dollars in millions)
Sales to the GSEs(1)	$1,990	19%	$2,777	42%	$1,495	15%
Private-label securitizations	4,656	44%	1,018	16%	6,445	67%
Whole loan sales	2,904	28%	846	13%	1,001	10%

Subtotal sales	9,550	91%	4,641	71%	8,941	92%
Investment portfolio acquisitions(2)	1,001	9%	1,911	29%	807	8%

Total loan distribution	$10,551	100%	$6,552	100%	$9,748	100%

	Year Ended

	December 31,	Distribution	December 31,	Distribution
	2004	Percentages	2003	Percentages

		(Dollars in millions)
Sales to the GSEs(1)	$8,038	24%	$13,870	50%
Private-label securitizations	16,031	47%	5,778	21%
Whole loan sales	6,967	20%	3,528	13%

Subtotal sales	31,036	91%	23,176	84%
Investment portfolio acquisitions(2)	3,239	9%	4,353	16%

Total loan distribution	$34,275	100%	$27,529	100%

(1)	Government-sponsored enterprises.

(2)	Loan production that IndyMac elected to retain in its investment portfolio.

      Loan sales to government-sponsored enterprises (“GSEs”) dropped to 24% of total sales for the quarter ended December 31, 2004 compared to 50% for the same period a year ago and 19% for the previous quarter ended September 30, 2004. The increase in the amount of prime adjustable rate mortgages and subprime mortgages sold resulted in a higher percentage of loans being sold in private-label securitizations and whole loan sales.

      In conjunction with the sale of mortgage loans in private-label securitizations and GSE transactions, the Company generally retains certain assets. The primary assets retained include MSRs and, to a lesser degree, AAA-rated and agency interest-only securities, investment-grade securities, non-investment grade securities and residual securities. The allocated cost of the retained assets at the time of sale is recorded as an asset with an offsetting increase to the gain on sale of loans (or a reduction in the cost basis of the loans sold). The calculation of the $120.1 million in gain on sale of loans earned during the three months ended December 31, 2004 included the retention of $188.9 million of servicing-related assets, $61.7 million of other investment-grade securities and $21.4 million of non-investment grade securities. More information on the valuation assumptions related to IndyMac’s retained assets can be found under the heading, “Investing Activities — Valuation of Servicing-Related Assets,” on page 45.

INVESTING AND HELOC ACTIVITIES

      The following table details the assets associated with our investing and HELOC activities as of December 31, 2004, and December 31, 2003:

	December 31,	December 31,
	2004	2003

	(Dollars in thousands)
Loans held for investment:
SFR mortgage	$4,458,784	$4,945,439
Consumer construction	1,443,450	1,145,526
Builder construction	643,116	484,397
HELOC	45,932	711,494
Land and other mortgage	158,468	126,044
Income property	3	36,285

Total — loans held for investment	6,749,753	7,449,185

Mortgage-backed securities, U.S. Treasury securities and agency notes:
Trading securities:
AAA-rated and agency interest-only securities	124,109	148,275
AAA-rated principal-only securities	18,599	8,518
Other investment grade securities	9,219	8,922
Other non-investment grade securities	4,198	1,760
Non-investment grade residual securities	78,911	56,157

Subtotal — trading securities	235,036	223,632

Available for sale securities:
U.S. Treasury securities and agency notes	—	143,689
AAA-rated non-agency securities	3,166,600	1,407,984
AAA-rated agency securities	14,903	25,193
Other investment grade securities	137,603	26,926
Other non-investment grade securities	78,854	10,182
Non-investment grade HELOC residual securities	56,475	—

Subtotal — available for sale securities	3,454,435	1,613,974

Total mortgage-backed securities, U.S. Treasury securities and agency notes	3,689,471	1,837,606

Mortgage servicing rights	640,794	443,688

Total	$11,080,018	$9,730,479

Percentage of securities portfolio rated investment grade	94%	96%
Percentage of securities portfolio rated AAA	90%	94%

      Our HELOC loans held for investment decreased by $665.6 million from December 31, 2003, to December 31, 2004, primarily due to the recharacterization of nearly $1.0 billion of HELOCs into mortgage-backed securities via two separate on-balance sheet securitizations during 2004. Similarly, our AAA-rated non-agency securities increased from $1.4 billion at December 31, 2003, to $3.2 billion at December 31, 2004. This resulted from the recharacterization of the $1.0 billion of HELOCs from loans to securities as previously noted and the reclassification of $516.5 million of SFR mortgage loans that were securitized with retention of $353.0 million as MBS available for sale during the first quarter of 2004. Refer to the “Investing Activities” and the “HELOC Portfolio” sections below for further discussions on SFR mortgage loan and HELOC securitizations.

      AAA-rated and agency interest-only securities, non-investment grade residual securities and securities used to hedge these securities, are classified as trading securities. Changes in the fair value of these securities are recorded in earnings. All other mortgage-backed securities and HELOC residuals are classified as available for sale, and changes in fair value of these assets are recorded in equity.

      The following table shows average annualized net returns for all of our investing and HELOC activities, which are calculated by dividing the sum of net interest income after allocated interest expense and provision for loan losses, service fee income and related net gains or losses by the average balance of investment assets. Service fee income includes gross service fee income, amortization of MSRs, valuation adjustments and net hedging gains and losses. Gross service fee income includes reinvestment income, prepayment and late fee income net of compensating interest paid to borrowers and investors in addition to the contractual servicing fees.

	Three Months Ended

	December 31,	December 31,	September 30,
	2004	2003	2004

	(Dollars in thousands)
Net interest income after provision for loan losses	$65,535	$54,277	$61,788
Service fee gain (loss)	9,756	(5,951)	8,742
Loss on mortgage-backed securities, net	(5,965)	(6,037)	(9,438)
Other income	5,712	3,156	5,629
Average balance of interest-earning assets and MSRs	$11,731,770	$9,367,980	$10,999,786
Investing activities’ return on interest-earning assets and MSRs (annualized)	2.54%	1.92%	2.41%

	Year Ended

	December 31,	December 31,
	2004	2003

	(Dollars in thousands)
Net interest income after provision for loan losses	$242,593	$144,918
Service fee (loss)	(12,453)	(16,081)
Loss on mortgage-backed securities, net	(23,804)	(30,853)
Other income	20,683	11,375
Average balance of interest-earning assets and MSRs	$10,755,188	$7,346,974
Investing activities’ return on interest-earning assets and MSRs (annualized)	2.11%	1.49%

Investing Activities

      IndyMac’s investing activities complement the mortgage banking activities and serve to diversify IndyMac’s revenue stream through its investments in SFR mortgage loans, MBS, and servicing-related assets.

      Our investments in prime SFR loans, MBS and mortgage loan servicing-related assets help to provide stable earnings in periods when mortgage banking revenues may decline. Should loan production and/or margins decline due to factors such as increasing interest rates, the value and fee income of the MSRs generally rises, as there is less incentive for borrowers to refinance at a higher interest rate. Similarly, when loan production increases, the value of the MSRs and the associated income streams generally decrease. We believe this serves to stabilize the Company’s revenue stream through increased interest and servicing fee income when production slows.

      In addition to the investments in SFR mortgage loans, MBS, and servicing-related assets, certain investing activities through investments in construction loans and HELOCs also take place in Specialty Products Divisions.

SFR Mortgage Loans Held for Investment

      The Company’s portfolio of mortgage loans held for investment is comprised primarily of SFR mortgage loans, with a concentration in adjustable-rate and hybrid adjustable-rate mortgage loans to mitigate interest rate risk. The Company plans on increasing its portfolio of mortgage loans held for investment to achieve better balance in its investing activities relative to its mortgage banking activities, which tend to be more cyclical. The Company added $3.2 billion of mortgage loans in accordance with this strategy during the year ended December 31, 2004; however, the portfolio actually declined relative to December 31, 2003. The decline was the result of the Company’s decision to sell approximately $2.3 billion of loans and to recharacterize approximately $516.5 million of loans as securities in line with overall balance sheet management objectives during the year ended December 31, 2004. The Company plans to continue to securitize portions of its SFR mortgage loans held for investment periodically, with the intent to retain most of the securities, to optimize return on equity, reduce hedging costs and enhance the liquidity of the loan portfolio. At December 31, 2004, the non-performing loans as a percentage of SFR loans remained low at 0.60%. The increase from 0.38% at December 31, 2003 was primarily due to the transfer of approximately $6.9 million non-performing loans from our loans held for sale portfolio. See the “Credit Risk and Reserves” section at page 56 for further information on our non-performing loans for both the loans held for investment and loans held for sale portfolios.

      The following table shows the composition of the portfolio as of December 31, 2004, and December 31, 2003, and relevant credit quality characteristics at December 31, 2004, and December 31, 2003.

	December 31,	December 31,
	2004	2003

	(Dollars in thousands)
SFR mortgage loans held for investment	$4,458,784	$4,945,439
Average loan size	$305	$286
Non-performing loans as a percentage of SFR loans	0.60%	0.38%
Estimated average life in years(1)	2.4	3.1
Estimated average duration in years(2)	1.5	1.4
Quarterly Yield	4.38%	4.43%
Fixed-rate mortgages	9%	6%
Adjustable-rate mortgages	18%	39%
Hybrid adjustable-rate mortgages	73%	55%

	December 31,	December 31,
	2004	2003

Additional Information as of December 31, 2004 and December 31, 2003
Average FICO score(3)	720	707
Average loan to value ratio	71%	73%
Geographic distribution:
Southern California	31%	39%
Northern California	21%	22%
Michigan	6%	3%
New York	4%	4%
Florida	4%	3%
Georgia	3%	2%
New Jersey	2%	2%
Colorado	2%	2%
Washington	2%	2%
Other (each individually less than 2%)	25%	21%

Total	100%	100%

(1)	Represents the estimated length of time, on average, the SFR loan portfolio will remain outstanding based on the Company’s estimates for prepayments.

(2)	Average duration measures the expected change in the value of a financial instrument in response to changes in interest rates.

(3)	FICO scores are the result of a credit scoring system developed by Fair Isaacs and Co. and are generally used by lenders to evaluate a borrower’s credit history. FICO scores of 700 or higher are generally considered in the mortgage industry to be very high quality borrowers with low risk of default, but in general, the secondary market will consider FICO scores of 620 or higher to be prime.

Mortgage-Backed Securities, U.S. Treasury Securities and Agency Notes

      The Company’s portfolio of mortgage-backed securities, U.S. Treasury securities and agency notes totaled $3.7 billion and $1.8 billion at December 31, 2004, and December 31, 2003, respectively. These securities are recorded at fair value. The Company invests in high quality mortgage-backed securities to provide net interest income. At December 31, 2004, 90% of the portfolio was rated AAA with an expected weighted-average life of 2.6 years. U.S. Treasury securities are purchased to hedge the interest rate risk associated with servicing-related assets, among other types of investments. AAA-rated principal-only securities are retained from securitizations or purchased in the secondary market to hedge servicing-related assets.

      The fair value of other investment grade and non-investment grade securities by credit rating as of December 31, 2004, and December 31, 2003, follows:

	December 31,				December 31,
	2004				2003

		Premium
	Current	(Discount)
	Face	To Face	Amortized
	Value	Value	Cost	Fair Value	Fair Value

	(Dollars in thousands)
Other investment grade mortgage-backed securities:
AAA	$—	$—	$—	$—	$8,001
AA	76,678	357	77,035	76,941	—
A	5,129	(141)	4,988	5,087	—
BBB	34,782	(1,729)	33,053	33,764	24,198
BBB-	32,761	(2,679)	30,082	31,030	3,649

Total other investment grade mortgage-backed securities	$149,350	$(4,192)	$145,158	$146,822	$35,848

Non-investment grade mortgage-backed securities:
BB	$60,511	$(8,278)	$52,233	$53,065	$7,896
BB-	13,516	(245)	13,271	13,516	—
B+	468	(367)	101	101	—
B	28,423	(14,072)	14,351	14,449	186
Other	20,684	(18,983)	1,701	1,921	3,860

Total other non-investment grade mortgage-backed securities	$123,602	$(41,945)	$81,657	$83,052	$11,942

      At December 31, 2004, of the total other investment grade and non-investment grade mortgage-backed securities, $180.7 million was collateralized by prime loans, $40.3 million by subprime loans and $0.2 million by manufactured housing loans.

Mortgage Servicing and Mortgage Servicing Rights

      In addition to its own loans, IndyMac serviced $50.2 billion of mortgage loans owned by others at December 31, 2004, with a weighted average coupon of 5.73%. In comparison, IndyMac serviced $30.8 billion of mortgage loans owned by others at December 31, 2003, with a weighted average coupon of 6.53%. The table below shows the activity in the servicing portfolios of loans owned by others during the quarter and year ended December 31, 2004.

	Servicing Portfolio

	Three Months	Year
	Ended	Ended
	December 31,	December 31,
	2004	2004

	(Dollars in millions)
Unpaid principal balance at beginning of period	$44,501	$30,774
Acquisition of Financial Freedom	—	4,280
Additions from normal operations	9,496	30,026
Clean-up calls exercised	(489)	(1,777)
Loan payments and prepayments	(3,289)	(13,084)

Unpaid principal balance at December 31, 2004	$50,219	$50,219

      The capitalized value of MSRs totaled $640.8 million as of December 31, 2004, and $443.7 million as of December 31, 2003, reflecting an increase of $197.1 million. The table below shows the activity in MSRs.

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2004	2003	2004	2004	2003

	(Dollars in thousands)
Balance at beginning of period	$551,811	$406,917	$493,876	$443,688	$300,539
Acquisition of Financial Freedom	—	—	45,254	45,254	—
Additions from normal operations	122,049	51,447	108,155	372,752	291,849
Transfers from (to) AAA-rated agency interest-only securities	8,536	—	—	(5,362)	(47,311)
Clean-up calls exercised	(4,313)	(3,754)	(2,425)	(18,754)	(10,256)
Amortization	(46,036)	(20,049)	(38,848)	(146,491)	(85,590)
Valuation/impairment (before hedge)	8,747	9,127	(54,201)	(50,293)	(5,543)

Balance at end of period	$640,794	$443,688	$551,811	$640,794	$443,688

      Although we have been hedging our MSRs on an economic basis, we elected not to designate fair value hedge accounting on MSRs prior to January 1, 2004, and they were carried at the lower of the initial carrying value, adjusted for amortization, or fair value. On January 1, 2004, we started to designate fair value hedges on certain selected tranches of MSRs. The changes in the fair value of the designated MSRs, and the fair value of the designated hedges, are recorded through income, if the hedging relationships are proven to be effective under the provisions of SFAS No. 133.

      Each quarter, we evaluate the MSRs for impairment in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” We stratify our MSRs based on predominant risk characteristics, underlying loan type, interest rate type, and interest rate band. Then, for each stratum, we determine the fair value of MSRs using our valuation models, which are validated quarterly by third party opinions of value. If the carrying value exceeds the fair value by individual stratum, a valuation allowance is recorded as a charge to service fee income in current earnings; however, if such impairment is determined to be other-than-temporary and the recoverability of the value is remote, we recognize a direct write-down. Unlike a valuation allowance, a direct write-down permanently reduces the carrying value of the MSR asset and the related valuation allowance. As of December 31, 2004, the valuation allowance on MSRs totaled $88.0 million.

AAA-Rated and Agency Interest-Only Securities and Residuals

      We evaluate the carrying value of our AAA-rated and agency interest-only securities and residual securities by discounting estimated net future cash flows. For these securities, estimated net future cash flows are primarily based on assumptions related to prepayment speeds, in addition to expected credit loss assumptions on the residual securities.

      A summary of the activity in the AAA-rated and agency interest-only securities and residual securities portfolios for the three months and year ended December 31, 2004 and 2003, and for the three months ended September 30, 2004, follows:

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2004	2003	2004	2004	2003

	(Dollars in thousands)
AAA-rated and agency interest-only securities
Beginning balance	$145,556	$157,253	$166,799	$148,275	$188,043
Retained investments from securitizations	5,202	11,552	16,170	70,724	49,247
Transfer from (to) MSRs	(8,536)	—	—	5,362	47,311
Sales(1)	—	—	—	(15,171)	—
Clean-up calls exercised	(31)	(13,936)	(710)	(3,547)	(40,333)
Cash received, net of accretion	(7,966)	(11,192)	(10,249)	(42,655)	(51,939)
Valuation gains (losses) before hedges	(10,116)	4,598	(26,454)	(38,879)	(44,054)

Ending balance	$124,109	$148,275	$145,556	$124,109	$148,275

Residual securities
Beginning balance	$113,121	$52,749	$72,632	$56,157	$77,757
Retained investments from securitizations	27,414	4,594	37,634	93,383	22,070
Sales	—	—	—	—	(10,525)
Cash received, net of accretion	(5,062)	(2,130)	154	(19,704)	(22,819)
Valuation gains (losses) before hedges	(87)	944	2,701	5,550	(10,326)

Ending balance	$135,386	$56,157	$113,121	$135,386	$56,157

(1)	Represents the AAA-rated interest-only security that was created during the second quarter of 2004 in connection with a private-label securitization transaction and subsequently sold in the third quarter of 2004.

Valuation of Servicing-Related Assets

      MSRs, AAA-rated and agency interest-only securities and residual securities are recorded at fair market value. MSRs, except for certain tranches for which we have applied hedge accounting, are further subject to the lower of cost or market limitations. Relevant information and assumptions used to value the Company’s servicing related assets and residual securities at December 31, 2004, September 30, 2004, and December 31, 2003 are shown below.

	Actual						Valuation Assumptions

			Gross
			Weighted	Servicing	3-Month	Weighted	Lifetime	3-Month		Remaining
	Book	Collateral	Average	Fee/Interest	Prepayment	Average	Prepayment	Prepayment	Discount	Cumulative
	Value	Balance	Coupon	Strip	Speeds	Multiple	Speeds	Speeds	Yield	Loss Rate(1)

	(Dollars in thousands)
December 31, 2004
MSRs	$640,794	$50,218,965	5.73%	0.36%	24.0%	3.54	20.8%	21.9%	10.3%	N/A

AAA-rated/agency interest-only securities	$124,109	$16,099,163	6.65%	0.38%	34.3%	2.03	14.9%	26.9%	11.3%	N/A

Prime residual securities	$6,495	$1,668,429	6.55%	1.00%	40.9%	0.39	36.9%	37.3%	15.0%	0.29%
Lot loan residual securities	17,675	441,884	7.02%	4.13%	36.5%	0.97	41.0%	41.6%	19.3%	0.51%
HELOC residual securities	66,077	$1,352,181	6.48%	3.41%	32.1%	1.43	36.7%	43.4%	19.0%	0.91%
Subprime residual securities	45,139	$2,757,236	7.44%	3.29%	24.1%	0.50	33.5%	22.8%	24.5%	2.55%

Total non-investment grade residual securities	$135,386

September 30, 2004
MSRs	$551,811	$44,501,086	5.74%	0.35%	24.3%	3.57	20.0%	19.5%	11.0%	N/A

AAA-rated/agency interest-only securities	$145,556	$18,128,933	6.51%	0.37%	34.5%	2.17	18.6%	27.6%	10.3%	N/A

Prime residual securities	$8,508	$1,860,168	7.04%	0.99%	55.0%	0.46	36.6%	35.6%	15.0%	0.33%
Lot loan residual securities	11,767	283,639	6.54%	4.08%	42.3%	1.02	41.8%	43.1%	19.6%	0.39%
HELOC residual securities	51,056	$1,019,759	5.95%	3.35%	40.8%	1.49	41.0%	41.0%	19.0%	1.18%
Subprime residual securities	41,790	$2,181,505	7.66%	4.25%	34.0%	0.45	32.4%	21.3%	24.3%	2.45%

Total non-investment grade residual securities	$113,121

December 31, 2003
MSRs	$443,688	$30,773,545	6.53%	0.32%	31.0%	4.51	16.8%	31.5%	10.0%	N/A

AAA-rated/agency interest-only securities	$148,275	$14,740,915	6.90%	0.38%	34.0%	2.65	17.2%	35.5%	9.8%	N/A

Prime residual securities	$15,073	$2,215,618	7.09%	0.90%	60.1%	0.76	23.8%	35.3%	15.0%	0.52%
Lot loan residual securities	8,445	190,411	6.55%	4.41%	57.8%	1.01	38.8%	39.5%	20.0%	0.29%
Subprime residual securities	32,639	1,286,694	8.65%	4.34%	38.4%	0.58	33.4%	32.9%	23.6%	2.26%

Total non-investment grade residual securities	$56,157

(1)	As a percentage of the original pool balance, the actual cumulative loss rate to date totaled 0.03%, 1.14% and 0.00% for prime, subprime, and HELOC and Lot loan residuals, respectively, at December 31, 2004.

      The lifetime prepayment speeds represent the annual constant prepayment rate (“CPR”) we estimate for the remaining life of the collateral supporting the asset. For MSRs and AAA-rated and agency interest-only securities, we project prepayment rates using an industry standard prepayment model. The model considers key factors such as refinance incentive, housing turnover, seasonality and aging of the pool of loans. Prepayment speeds incorporate expectations of future rates implied by the market forward LIBOR/swap curve as well as collateral specific current coupon information.

      The weighted average multiple for MSRs, AAA-rated and agency interest-only securities and residual securities represents the book value divided by the product of collateral balance and servicing fee/interest strip. While the weighted average life of such assets is a function of the undiscounted cash flows, the multiple is a function of the discounted cash flows. With regard to AAA-rated and agency interest-only securities, the marketplace frequently uses calculated multiples to assess the overall impact valuation assumptions have on value. Collateral type, coupon, loan age and the size of the interest strip must be considered when comparing these multiples. The mix of collateral types supporting servicing-related assets is primarily non-conforming/ conventional, which may make comparisons of the Company’s MSR multiples misleading relative to peer multiples whose product mix may be substantially different.

      As of December 31, 2004, the weighted average multiple for MSRs has decreased compared to December 31, 2003, primarily due to the higher lifetime prepayment speeds assumption than a year ago. During 2004, our servicing portfolio has shifted from the predominantly fixed-rate loans to increased hybrid-ARM and ARM loans, which tend to prepay faster. The decrease in the weighted average multiple for our AAA-rated and agency interest-only securities reflected our adjustments to the valuation based on the market pricing of similar traded interest-only securities. The weighted average multiples for lot and subprime residuals were comparable to last year, while the weighted average multiple for prime residuals has decreased due to accelerated prepayments.

Hedging Interest Rate Risk on Servicing-Related Assets

      With respect to the investment in servicing-related assets (AAA-rated and agency interest-only securities, non-investment grade residual securities and MSRs), the Company is exposed to interest rate risk as a result of other than predicted prepayment of loans. Our Investing Divisions are responsible for the management of interest rate and prepayment risks in the servicing-related assets, subject to policies and procedures established by, and oversight from, our management-level Asset and Liability Committee (“ALCO”), management level Enterprise Risk Management group (“ERM”), and our Board of Directors-level ALCO.

      The objective of our hedging strategy is to mitigate the impact of changes in interest rates on the net economic value of the balance sheet and quarterly earnings, not to speculate on interest rates. As such, we manage the comprehensive interest rate risk of our servicing-related assets using financial instruments and our servicing portfolio retention efforts. Historically, we have hedged servicing-related assets using a mix of securities on our balance sheet, such as AAA-rated principal-only securities, buying and/or selling mortgage-backed or U.S. Treasury securities, as well as derivatives such as futures, floors, interest rate swaps, or options. Last year, clean-up call revenues and retention programs also were added to our overall servicing asset management program. As there are no hedge instruments that would be perfectly correlated with these hedged assets, we use a mix of the above instruments designed to correlate well with the hedged servicing assets and our anticipated servicing retention rates.

      As shown in the table below, although improved from the third quarter of 2004, our return on servicing-related assets has continued to be negatively impacted by high short-term prepayment speeds, somewhat mitigated by a rising rate environment.

      The following table breaks out the components of service fee income/expense and the net change in value on mortgage-backed securities.

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2004	2003	2004	2004	2003

	(Dollars in thousands)
Service fee (expense) income:
Gross service fee income	$46,621	$27,489	$37,686	$142,266	$105,063
Amortization	(46,036)	(20,049)	(38,848)	(146,491)	(85,590)

Service fee (expense) income, net of amortization	585	7,440	(1,162)	(4,225)	19,473
Valuation adjustments on MSRs	8,747	9,127	(54,201)	(50,293)	(5,543)
Hedge gain (loss) on MSRs	424	(22,518)	64,105	42,065	(30,011)

Total service fee (expense) income	$9,756	$(5,951)	$8,742	$(12,453)	$(16,081)

Net loss on securities:
Realized gain on available for sale securities	$29	$58	$2,412	$3,972	$2,080
Impairment on available for sale securities	(269)	(201)	(647)	(1,582)	(2,336)
Unrealized gain (loss) on AAA-rated and agency interest-only and residual securities	(10,203)	5,542	(23,753)	(33,329)	(54,382)
Net (loss) gain on trading securities and other instruments used to hedge AAA-rated and agency interest-only and residual securities	4,478	(11,436)	12,550	7,135	23,785

Total loss on mortgage-backed securities, net	$(5,965)	$(6,037)	$(9,438)	$(23,804)	$(30,853)

Total Clean-Up Call and Retention Program Income	$8,542	$29,346	$10,122	$57,055	$82,215

      As master servicer for our various securitizations, we maintain the right to call selected transactions when the outstanding loan balances in the securitization trust decline to a specified level, typically 10% of the original collateral balance. During the quarter ended December 31, 2004, we sold approximately $28.5 million of called loans with a pretax gain of $0.9 million. We expect to exercise our option to call additional loans of approximately $99.0 million for 2005, much less than the 2004 volume of $446.3 million, the exact timing and amount of which is dependent upon the future interest rate environment and borrower prepayment behavior.

      Mortgage loan servicing provides a key advantage to mortgage originators in a declining interest rate environment, as there is an existing base of customers that could potentially be in the market for a refinance mortgage. The gains from providing a new mortgage to an existing customer serve to mitigate the decline in value of the mortgage servicing asset for the early prepayment of the original loan. Prior to the third quarter of 2003, servicing referrals and direct marketing to IndyMac’s servicing customers was performed by the Web & Direct Mail segment. IndyMac began to transition this customer retention activity to the mortgage servicing segment beginning in the third quarter of 2004 and completed the transition by the end of year 2004. In order to evaluate the overall profitability of the servicing segment, we believe it is important to view the profitability including all of the retention activities performed at the Company, both by the Web & Direct Mail segment and the mortgage servicing segment.

      The income from the clean-up call and retention programs is recognized as a component of gain on sale and net interest income in the Investing Divisions’ mortgage banking activities. As shown in our segment results on page 16, the effect of the clean-up call and retention program activities allowed the mortgage servicing business to generate positive returns during the historical refinance boom periods, with the exception of the second quarter of 2004.

      The income from the clean-up call and retention programs totaled $8.5 million during the fourth quarter of 2004, a decrease of $20.8 million compared to the quarter ended December 31, 2003. The reduction is primarily due to the significant decreases in the amount of clean-up loans called and loans acquired through retention programs during the fourth quarter of 2004, combined with lower weighted average coupon rates on loans acquired, compared to the same period of 2003.

      When looked at as a whole, the retention activities significantly enhance the servicing returns. The second quarter of 2004 was the only quarter in which IndyMac suffered a loss in its servicing activities net of the retention profits. The table below shows the total return on servicing and retained assets including an estimate of the Web & Direct Mail segment retention profits.

	Three Months Ended

	December 31,	December 31,	Percent	September 30,	Percent
	2004	2003	Change	2004	Change

	(Dollars in thousands)
Net revenues:
Servicing-related assets segment	$16,647	$26,098	(37)%	$10,703	55%
Web & Direct Mail servicing retention revenue	2,559	9,981	(74)%	3,353	(24)%

Total net revenues	19,206	36,079	(47)%	14,056	36%
Operating expenses:
Servicing-related assets segment	12,160	9,681	26%	10,725	13%
Web & Direct Mail servicing retention expenses	1,130	4,624	(76)%	1,634	(31)%

Total operating expenses	13,290	14,305	(7)%	12,359	8%
Earnings before tax	5,916	21,774	(73)%	1,697	244%

Net earnings	$3,579	$13,173	(73)%	$1,027	244%

Average capital allocated:
Servicing-related assets segment	$265,839	$224,606	18%	$226,674	17%
Web & Direct Mail servicing retention revenue	5,384	6,423	(16)%	6,809	(21)%

Total average capital	$271,223	$231,029	17%	$233,483	16%

ROE	5%	23%	(77)%	2%	196%

Construction Lending

      IndyMac provides construction financing for individual consumers who are in the process of building their own home (consumer construction) and for residential subdivision developers (builder construction). With respect to consumer construction, the primary product is a construction-to-permanent residential mortgage loan. This product provides financing for the 9 to 12 month term of construction and automatically converts to a permanent mortgage loan at the end of construction. As a result, this product represents a hybrid activity between our portfolio lending activities and mortgage banking activities. The construction loans are typically fixed-rate loans during the construction phase, as shown in the table below, and the Company earns net interest income during this time period. When the loan converts to permanent status the loan, it is transferred into the Company’s pipeline of mortgage loans held for sale, and its interest rate could be adjusted based on the underlying note. As of December 31, 2004, we expect approximately 50% of the construction loans to be converted to adjustable-rate permanent loans, 35% to hybrid adjustable-rate loans, and 15% to fixed-rate loans.

Consumer construction loan originations grew 17% over the fourth quarter of 2003, as we continue to take advantage of the strong “new home” purchase market. Overall, the Consumer Construction group is one of the largest custom residential construction lenders in the nation. Consumer construction loans outstanding at December 31, 2004 were $1.4 billion, up 26% compared to the amount at December 31, 2003.

      Builder construction loans are typically based on prime rates. During the fourth quarter of 2004, we entered into new tract construction commitments of $334 million, up 18% from the fourth quarter of 2003. Builder loans outstanding at December 31, 2004, including construction and land and other mortgage loans, totaled $797.2 million, a $192.1 million, or 32% increase compared to December 31, 2003. A substantial portion of our builder construction loans is secured by corporate or personal guarantees of the builders as well as the underlying real estate.

      The following tables present further information on our construction loan portfolios.

	As of

	December 31, 2004		December 31, 2003

	Consumer	Builder	Consumer	Builder
	Construction	Construction	Construction	Construction
	Loans	Loans	Loans	Loans

	(Dollars in thousands)
Construction loans	$1,443,450	$643,116	$1,145,526	$484,397
Land and other mortgage loans	$37,172	$154,120	$87,045	$120,751
Outstanding commitments	$2,528,054	$1,461,296	$2,091,853	$1,120,893
Average construction loan commitment	$410	$1,941	$391	$3,046
Non-performing loans	0.65%	1.45%	0.78%	1.60%
Quarterly Yield	5.56%	7.35%	5.81%	6.63%
Fixed-rate loans	98%	0%	94%	1%
Adjustable-rate loans	2%	98%	6%	97%
Hybrid adjustable-rate loans	0%	2%	0%	2%

Additional Information as of December 31, 2004

	Consumer		Builder
	Construction		Construction
	Loans		Loans

Average loan-to-value ratio(1)	74%		70%
Average FICO score(2)	707		N/	A
Geographic distribution
Southern California	29%	Southern California	42%
Northern California	17%	Northern California	22%
Hawaii	6%	Illinois	11%
New York	5%	Florida	6%
Florida	5%	Massachusetts	3%
Washington	3%	Nevada	3%
Colorado	3%	New York	3%
Nevada	3%
New Jersey	2%
Georgia	2%
Other (each individually less than 2%)	25%	Other (each individually less than 2%)	10%

Total Consumer Construction	100%	Total Builder Construction	100%

(1)	The average loan-to-value ratio is based on the estimated appraised value of the completed project compared to the commitment amount at December 31, 2004.

(2)	FICO scores are not calculated for corporate entities and, therefore, are not applicable to the builder construction portfolio.

      For information related to the Company’s balance of non-performing assets and related credit reserves, see discussion in the “Credit Risk and Reserves” section at page 56.

HELOC Portfolio

      The HELOC portfolio, including the HELOCs we securitized during 2004, grew 141% during the year ended December 31, 2004, from $0.7 billion at December 31, 2003, to $1.7 billion at December 31, 2004. The HELOC production was largely from our internal and conduit channels. HELOC loans that we currently plan to sell or securitize are classified as held for sale.

      During 2004, the Company financed $1.0 billion in HELOC loans through two separate securitization transactions. The trusts issued AAA-rated asset-backed certificates that are guaranteed by a third party insurer. The Company pledged the certificates to secure $1.0 billion of nonrecourse debt. As a result of these transactions, the Company recharacterized the net book value of the HELOCs as securities available for sale and servicing rights. The nonrecourse notes are reflected in other borrowings. The Company recognized no gain or loss on these secured financing transactions. The primary objectives of these transactions were to (1) lower our cost of funds, (2) improve our liquidity profile, and (3) improve our risk profile through the use of bond insurance. Additionally, the Company sold $329.2 million of HELOC loans during the fourth quarter of 2004 and recognized a $2.0 million gain on sale of loans, in addition to the net interest income earned before the loans were sold.

      The following table presents information on the combined HELOCs held for sale and held for investment as of and for the three months ended December 31, 2004, September 30, 2004, and December 31, 2003. All HELOC loans are adjustable rate loans and indexed to the prime rate.

	December 31,	December 31,	September 30,
	2004	2003	2004

	(Dollars in thousands)
Outstanding balance	$404,342	$711,494	$519,788
Outstanding commitments(1)	$838,534	$1,189,213	$1,205,617
Average spread over prime	1.41%	1.92%	1.71%
Average FICO score	726	710	725
Average CLTV ratio(2)	76%	77%	75%

Additional Information as of December 31, 2004

		Average Loan			30+ Days
	Outstanding	Commitment	Average Spread	Average	Delinquency
CLTV	Balance	Balance	Over Prime	FICO	Percentage

		(Dollars in thousands)
96% to 100%	$80,392	$69	2.18%	733	0.13%
91% to 95%	40,842	63	2.14%	717	0.92%
81% to 90%	104,239	63	1.83%	709	1.09%
71% to 80%	87,936	87	0.79%	724	0.78%
70% or less	90,933	88	0.53%	741	0.20%

Total	$404,342	$76	1.41%	726	0.61%

(1)	On funded loans.

(2)	The CLTV combines the loan to value on both the underlying first mortgage loan and the HELOC.

NET INTEREST INCOME

      The following table sets forth information regarding our consolidated average balance sheets (all segments are combined), along with the total dollar amounts of interest income and interest expense and the weighted average interest rates for the periods presented. Average balances are calculated on a daily basis. Non-performing loans are included in the average balances for the periods presented. The allowance for loan losses is excluded from the average loan balances.

	Three Months Ended

	December 31, 2004			December 31, 2003			September 30, 2004

	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

				(Dollars in thousands)
Securities	$3,601,428	$46,002	5.08%	$2,038,330	$26,395	5.14%	$3,042,119	$36,129	4.72%
Loans held for sale	6,175,698	80,426	5.18%	3,376,349	54,743	6.43%	5,608,086	72,927	5.17%
Mortgage loans held for investment	5,040,393	55,557	4.38%	5,314,934	59,360	4.43%	5,014,168	54,537	4.33%
Builder construction and income property	614,330	11,342	7.34%	506,955	8,649	6.77%	555,422	9,226	6.61%
Consumer construction	1,366,365	19,087	5.56%	1,076,853	15,765	5.81%	1,284,467	18,203	5.64%
Investment in Federal Home Loan Bank stock and other	384,358	3,324	3.44%	317,133	2,917	3.65%	357,996	3,981	4.42%

Total interest-earning assets	17,182,572	215,738	4.99%	12,630,554	167,829	5.27%	15,862,258	195,003	4.89%

Other	1,465,184			1,177,305			1,437,673

Total assets	$18,647,756			$13,807,859			$17,299,931

Interest-bearing deposits	$4,806,998	30,906	2.56%	$3,579,379	21,929	2.43%	$4,388,651	26,527	2.40%
Advances from Federal Home Loan Bank	6,334,385	43,426	2.73%	4,888,567	30,208	2.45%	5,922,663	37,660	2.53%
Other borrowings	5,139,378	37,845	2.93%	3,268,244	17,747	2.15%	4,769,125	30,226	2.52%

Total interest-bearing liabilities	16,280,761	112,177	2.74%	11,736,190	69,884	2.36%	15,080,439	94,413	2.49%

Other	1,142,205			1,072,435			1,006,430

Total liabilities	17,422,966			12,808,625			16,086,869
Stockholders’ equity	1,224,790			999,234			1,213,062

Total liabilities and stockholders’ equity	$18,647,756			$13,807,859			$17,299,931

Net interest income		$103,561			$97,945			$100,590

Net interest spread			2.25%			2.91%			2.40%

Net interest margin			2.40%			3.08%			2.52%

	Year Ended

	December 31, 2004			December 31, 2003

	Average		Yield	Average		Yield
	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Securities	$2,906,547	$143,351	4.93%	$1,794,630	$83,903	4.68%
Loans held for sale	5,188,810	277,494	5.35%	3,438,677	214,338	6.23%
Mortgage loans held for investment	5,271,841	224,962	4.27%	3,680,554	170,290	4.63%
Builder construction and income property	555,754	37,427	6.73%	549,582	37,114	6.75%
Consumer construction	1,249,931	70,288	5.62%	956,211	60,392	6.32%
Investment in Federal Home Loan Bank stock and other	347,976	14,086	4.05%	255,050	9,804	3.84%

Total interest-earning assets	15,520,859	767,608	4.95%	10,674,704	575,841	5.39%

Other	1,349,776			1,037,578

Total assets	$16,870,635			$11,712,282

Interest-bearing deposits	$4,277,667	103,612	2.42%	$3,162,221	87,828	2.78%
Advances from Federal Home Loan Bank	5,809,913	145,925	2.51%	3,820,076	113,032	2.96%
Other borrowings	4,560,357	113,009	2.48%	2,697,909	64,044	2.37%

Total interest-bearing liabilities	14,647,937	362,546	2.48%	9,680,206	264,904	2.74%

Other	1,070,583			1,096,006

Total liabilities	15,718,520			10,776,212
Stockholders’ equity	1,152,115			936,070

Total liabilities and stockholders’ equity	$16,870,635			$11,712,282

Net interest income		$405,062			$310,937

Net interest spread			2.47%			2.66%

Net interest margin			2.61%			2.91%

      The net interest margin during the fourth quarter of 2004 was 2.40%, a decline from 2.52% for the third quarter 2004 and 3.08% for the fourth quarter of 2003. The margin decline quarter over quarter was primarily due to our mortgage loan held for sale portfolio. As shown in the tables below, the net interest margin in this portfolio declined 39 basis points from the third quarter and 215 basis points from the same quarter a year ago. These declines are attributable to increases in short-term interest rates, and a shift in portfolio composition to lower rate ARM products. The decline in our net interest margin of 30 basis points to 2.61% for the year ended December 31, 2004 from 2.91% for the year ended December 31, 2003 is attributable to the same factors.

	Three Months Ended

	December 31, 2004			September 30, 2004			December 31, 2003

	Average	Net	Net	Average	Net	Net	Average	Net	Net
	Earning	Interest	Interest	Earning	Interest	Interest	Earning	Interest	Interest
By Business Activity	Assets	Income	Margin	Assets	Income	Margin	Assets	Income	Margin

	(Dollars in millions)
Investing, HELOC & Financing	$11,585	$64	2.19%	$10,856	$60	2.20%	$8,976	$52	2.30%
Mortgage banking	5,598	40	2.83%	5,006	41	3.22%	3,654	46	4.98%

Total Company	17,183	104	2.40%	15,862	101	2.52%	12,630	98	3.08%

	Year Ended

	December 31, 2004			December 31, 2003

	Average	Net	Net	Average	Net	Net
	Earning	Interest	Interest	Earning	Interest	Interest
By Business Activity	Assets	Income	Margin	Assets	Income	Margin

	(Dollars in millions)
Investing, HELOC & Financing	$10,645	$232	2.18%	$7,044	$137	1.95%
Mortgage banking	4,876	173	3.55%	3,631	174	4.78%

Total Company	15,521	405	2.61%	10,675	311	2.91%

      The dollar amounts of interest income and interest expense fluctuate depending upon changes in the average balances and interest rates of interest-earning assets and interest-bearing liabilities. The following table details changes attributable to (i) changes in volume (changes in average outstanding balances multiplied by the prior period’s rate), (ii) changes in the rate (changes in the average interest rate multiplied by the prior period’s volume), and (iii) changes in rate/volume (“mix”) (changes in rates times the changes in volume).

	Three Months Ended December 31, 2004 vs. 2003

	Increase/(Decrease) Due to

	Volume	Rate	Mix	Total Change

	(Dollars in thousands)
Interest income
Mortgage-backed securities	$20,113	$(287)	$(219)	$19,607
Loans held for sale	45,115	(10,654)	(8,778)	25,683
Mortgage loans held for investment	(3,220)	(616)	33	(3,803)
Builder construction and income property	1,803	736	154	2,693
Consumer construction	4,184	(681)	(181)	3,322
Investment in Federal Home Loan Bank stock and other	609	(166)	(36)	407

Total interest income	68,604	(11,668)	(9,027)	47,909
Interest expense
Interest-bearing deposits	7,441	1,147	389	8,977
Advances from Federal Home Loan Bank	8,827	3,398	993	13,218
Other borrowings	9,023	6,939	4,136	20,098

Total interest expense	25,291	11,484	5,518	42,293

Net interest income	$43,313	$(23,152)	$(14,545)	$5,616

	Year Ended December 31, 2004 vs. 2003

	Increase/(Decrease) Due to

	Volume	Rate	Mix		Total Change

	(Dollars in thousands)
Interest income
Mortgage-backed securities	$51,985	$4,608	$2,855		$59,448
Loans held for sale	109,088	(30,440)	(15,492)		63,156
Mortgage loans held for investment	73,625	(13,232)	(5,721)		54,672
Builder construction and income property	417	(103)	(1)		313
Consumer construction	18,551	(6,621)	(2,034)		9,896
Investment in Federal Home Loan Bank stock and other	3,572	521	189		4,282

Total interest income	257,238	(45,267)	(20,204)		191,767
Interest expense
Interest-bearing deposits	30,981	(11,234)	(3,963)		15,784
Advances from Federal Home Loan Bank	58,877	(17,085)	(8,899)		32,893
Other borrowings	41,096	4,413	3,456		48,965

Total interest expense	130,954	(23,906)	(9,406)		97,642

Net interest income	$126,284	$(21,361)	$(10,798	)_	$94,125

OVERALL INTEREST RATE RISK MANAGEMENT

      In addition to our hedging activities to mitigate the interest rate risk in our pipeline of mortgage loans held for sale and our investment in servicing-related assets, we perform extensive overall interest rate risk analyses. The primary measurement tool used to evaluate interest rate risk over the comprehensive balance sheet is a net portfolio value (“NPV”) analysis that simulates the effects changes in interest rates have on the fair value of stockholders’ equity.

      The following table sets forth the NPV and change in NPV that we estimate might result from a 100 basis point change in interest rates as of December 31, 2004, and December 31, 2003. Our NPV model has been built to focus on the Bank alone as the $1.3 billion of assets at the holding company and its non-bank subsidiaries have very little interest rate risk exposure.

	December 31, 2004			December 31, 2003

		Effect of Change in			Effect of Change in
		Interest Rates			Interest Rates

		Decrease	Increase		Decrease	Increase
	Fair Value	100 bps	100 bps	Fair Value	100 bps	100 bps

	(Dollars in thousands)
Cash and cash equivalents	$352,664	$352,664	$352,664	$111,203	$111,203	$111,203
Trading securities	215,480	202,801	224,716	206,484	180,197	228,880
Available for sale securities	2,362,108	2,398,485	2,303,858	1,611,958	1,662,715	1,553,103
Loans held for sale	4,407,989	4,464,432	4,319,274	2,573,248	2,606,028	2,519,059
Loans held for investment	6,725,541	6,792,345	6,616,173	7,396,475	7,448,389	7,304,464
MSRs	640,794	509,099	728,703	443,688	311,777	534,672
Other assets	898,496	959,259	926,602	789,332	788,954	838,308
Total assets	$15,603,072	$15,679,085	$15,471,990	$13,132,388	$13,109,263	$13,089,689

Deposits	$5,688,988	$5,741,396	$5,640,149	$4,367,400	$4,404,900	$4,335,433
Advances from Federal Home Loan Bank	6,160,151	6,189,573	6,131,386	4,949,477	4,979,962	4,919,147
Other borrowings	1,865,801	1,867,124	1,864,481	2,438,695	2,440,538	2,436,665
Other liabilities	299,876	300,119	299,631	156,711	156,800	156,599

Total liabilities	14,014,816	14,098,212	13,935,647	11,912,283	11,982,200	11,847,844
Stockholders’ equity (NPV)	$1,588,256	$1,580,873	$1,536,343	$1,220,105	$1,127,063	$1,241,845

% Change from base case		(0.46)%	(3.27)%		(7.63)%	1.78%

      The increase in the net present value of equity from December 31, 2003, to December 31, 2004, is primarily due to (i) the increase in retained earnings of IndyMac Bank in the amount of $144.3 million (ii) a capital contribution of $120.0 million from IndyMac Bancorp to IndyMac Bank, and (iii) lower relative valuation of certain liabilities as interest rates have increased. The December 31, 2004 results indicate that IndyMac Bank has a fairly neutral bias for either rising or falling rates in an up and down 100 basis point scenario. It should be noted that this analysis is based on instantaneous change in interest rates and does not reflect (i) the impact of changes in hedging activities as interest rates change, and (ii) changes in volumes and profits from our mortgage banking operations that would be expected to result from the interest rate environment.

      The assumptions inherent in our interest rate shock models include expected valuation changes in an instantaneous and parallel interest rate shock, and assumptions as to the degree of correlation between the hedges and hedged assets and liabilities. These assumptions may not adequately reflect factors such as the spread-widening or spread-tightening risk among the changes in rates on Treasury, LIBOR/swap curve, and mortgages. In addition, the sensitivity analysis described in the prior paragraph is limited by the fact that it is performed at a particular point in time and does not incorporate other factors that would impact our financial performance in these scenarios, such as increases in income associated with the increase in production volume that could result from a decrease in interest rates. Consequently, the preceding estimates should not be viewed as a forecast, and it is reasonable to expect that actual results could vary significantly from the analyses discussed above.

CREDIT RISK AND RESERVES

GENERAL

      The following table summarizes the Company’s allowance for loan losses/credit discounts and non-performing assets as of December 31, 2004.

				Total		QTD Net	YTD Net
		Allowance		Reserves as	Non-	Charge	Charge
	Book	for Loan	Credit	a Percentage	Performing	Offs/Net	Offs/Net
Type of Loan	Value	Losses	Discounts(2)	of Book Value	Assets	REO (Gains)	REO (Gains)

	(Dollars in thousands)
Held for investment portfolio
SFR mortgage loans and HELOCs	$4,450,921	$17,969	$—	0.40%	$22,155	$530	$3,060
Land and other mortgage loans	158,468	4,421	—	2.79%	—	—	—
Builder construction and income property	643,119	12,485	—	1.94%	11,546	59	76
Consumer construction	1,443,450	10,316	—	0.71%	9,553	709	1,387

Total core held for investment loans	6,695,958	45,191	—	0.67%	43,254	1,298	4,523
Discontinued product lines(1)	53,795	7,700	—	14.31%	5,868	611	3,401

Total held for investment portfolio	6,749,753	$52,891	—	0.78%	49,122	1,909	7,924

Held for sale portfolio	4,456,604		$11,032	0.25%	54,611	—	—

Total loans	$11,206,357				103,733	$1,909	$7,924

Foreclosed assets
Core portfolios					18,534	$(673)	$(661)
Discontinued product lines					627	79	44

Total foreclosed assets					19,161	$(594)	$(617)

Total non-performing assets					$122,894

Total non-performing assets as a percentage of total assets					0.73%

(1)	Discontinued product lines include manufactured home loans and home improvement loans.

(2)	The amount represents the lower of cost or market adjustments on non-performing loans in the held for sale portfolio.

      The following tables provide additional comparative data on non-performing assets relative to the allowance for loan losses.

	December 31,	December 31,	September 30,
	2004	2003	2004

	(Dollars in thousands)
Loans held for investment
Portfolio loans
SFR mortgage loans	$22,155	$12,414	$10,882
Land and other mortgage loans	—	71	—
Builder construction and income property	11,546	9,704	15,369
Consumer construction	9,553	8,954	9,966

Total portfolio non-performing loans	43,254	31,143	36,217
Discontinued product lines	5,868	6,449	5,414

Total non-performing loans held for investment	49,122	37,592	41,631
Non-performing loans held for sale	54,611	38,855	56,327

Total non-performing loans	103,733	76,447	97,958
Foreclosed assets	19,161	23,677	24,755

Total non-performing assets	$122,894	$100,124	$122,713

Total non-performing assets to total assets	0.73%	0.76%	0.76%

Allowance for loan losses to non-performing loans held for investment	108%	140%	127%

      The following shows the activity in the allowance for loan losses during the indicated periods:

	Three Months Ended		Year Ended
	December 31,		December 31,

	2004	2003	2004	2003

	(Dollars in thousands)
Core portfolio loans
Balance, beginning of period	$45,217	$44,886	$45,644	$41,314
Provision for loan losses	1,272	2,250	4,070	12,875
Charge-offs net of recoveries
SFR mortgage loans	(530)	(1,018)	(3,060)	(3,888)
Land and other mortgage loans	—	(11)	—	(11)
Builder construction and income property	(59)	(102)	(76)	(3,268)
Consumer construction	(709)	(361)	(1,387)	(1,378)

Charge-offs net of recoveries	(1,298)	(1,492)	(4,523)	(8,545)

Balance, end of period	45,191	45,644	45,191	45,644

	Three Months Ended		Year Ended
	December 31,		December 31,

	2004	2003	2004	2003

	(Dollars in thousands)
Discontinued product lines
Balance, beginning of period	7,611	7,595	7,001	9,447
Provision for loan losses	700	1,250	4,100	6,825
Charge-offs net of recoveries	(611)	(1,844)	(3,401)	(9,271)

Balance, end of period	7,700	7,001	7,700	7,001

Total allowance for loan losses	$52,891	$52,645	$52,891	$52,645

Annualized charge-offs to average loans held for investment	0.11%	0.19%	0.11%	0.34%
Charge-offs to production	0.02%	0.05%	0.02%	0.06%
Core portfolio loans only:
Annualized charge-offs to average loans	0.07%	0.09%	0.06%	0.17%
Charge-offs to production	0.01%	0.02%	0.01%	0.03%

      Total credit-related reserves, including the allowance for loan losses and the market valuation reserves, amounted to $63.9 million at December 31, 2004, compared to $66.6 million at December 31, 2003. As of December 31, 2004, the allowance for loan losses of $52.8 million for loans held for investment, represented 0.78% of total loans held for investment, comparable to the allowance for loan losses to total loans held for investment of 0.71% at December 31, 2003. The net charge-offs improved significantly in both our core portfolio loans and discontinued product lines during the fourth quarter of 2004 and full year of 2004. The net charge-offs of $1.9 million for the fourth quarter 2004 were 43% lower than net charge-offs in the fourth quarter of 2003. For the full year 2004, charge-offs of $7.9 million were down 56% relative to 2003. In relation to annual charge-offs, our coverage improved year over year with the allowance representing 6.7 times annual charge-offs at December 31, 2004 compared with 3.0 times annual charge-offs at December 31, 2003.

      Loans are generally placed on non-accrual status when they are 90 days past due. Non-performing assets include non-performing loans and foreclosed assets. We recorded the balance of our assets acquired in foreclosure or by deed in lieu of foreclosure at estimated net realizable value. The ratio of non-performing assets to total assets of 0.73% remained comparable to 0.76% at December 31, 2003. Total non-performing assets amounted to $122.9 million at December 31, 2004 as compared to $100.1 million at December 31, 2003, mainly due to the growth of our loan portfolio by $1.2 billion in 2004.

      With respect to the portfolio of loans held for investment in IndyMac’s core businesses, the allowance for loan losses at December 31, 2004, was $45.2 million, or 0.67% of the loan balance, compared to the 0.62% of total loan balance at December 31, 2003.

      With respect to IndyMac’s non-core liquidating portfolios, consisting primarily of manufactured housing and home improvement loans, net charges-offs for the fourth quarter of 2004, as well as for the full year 2004, have significantly improved from the same period of prior year. After provision for loan losses of $4.1 million in 2004, the allocated allowance for loan losses at December 31, 2004 was $7.7 million, or 14.31% of the remaining principal balance of such liquidating portfolios, compared to the 10.07% reserve coverage at December 31, 2003.

      Our determination of the level of the allowance for loan losses and, correspondingly, the provision for loan losses, is based on management’s judgments and assumptions regarding various matters, including general economic conditions, loan portfolio composition, loan demand, delinquency trends and prior loan loss experience. In assessing the adequacy of the allowance for loan losses, management reviews the performance in the portfolios of loans held for investment and the non-core portfolio of discontinued product lines, which consists of manufactured housing and home improvement loans. The allocation of the allowance among the various loan products represents our judgments and assumptions at a specific point in time and may be reallocated in the future based on changes in performance and other circumstances.

      While we consider the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary due to changes in economic conditions, delinquency levels, foreclosure rates, or loss rates. The level of our allowance for loan losses is also subject to review by our primary federal regulator, the Office of Thrift Supervision (“OTS”). Our regulator may require that our allowance for loan losses be increased based on its evaluation of the information available to it at the time of its examination of the Bank.

      With respect to mortgage loans held for sale, IndyMac does not provide an allowance for loan losses, pursuant to the applicable accounting rules. Instead, a component for credit risk related to loans held for sale is embedded in the market valuation for these loans. Market valuation adjustments on loans held for sale totaled $11.0 million at December 31, 2004.

SECONDARY MARKET RESERVE

      We do not generally sell loans with recourse in our loan sale activities. However, we can be required to repurchase loans from investors when our loan sales contain individual loans that do not conform with the representations and warranties we made at the time of sale. We have made significant investments in our pre-production and post-production quality control processes to identify potential systemic issues that could cause repurchases. We believe that these efforts have improved our production quality; however, possible increases in default rates due to an economic slowdown could cause the overall rate of repurchases to remain constant or even increase. Since inception in 1993, the Company has repurchased only a very small number of loans from its securitization trusts. The increase in repurchase activity in recent years has been primarily a function of IndyMac’s diversification of its loan sale channels to whole loan and GSE sales. While sales through these channels generate enhanced cash flows, they tend to have a greater level of representation and warranty and repurchase risk. The following table shows the amount of loans we have repurchased from each distribution channel, since the Company began active lending operations in January 1993.

	Amount		Percentage
	Repurchased	Total Sold	Repurchased

	(Dollars in millions)
Loans Sold:
GSEs and whole loans	$141.0	$56,328	0.25%
Securitization trusts	9.6	72,626	0.01%

Total loans sold	$150.6	$128,954	0.12%

      The Company maintains secondary market reserves for losses that arise in connection with loans that we are required to repurchase from whole loan sales or securitization transactions. These reserves, which totaled $35.6 million at December 31, 2004, have two general components: reserves for repurchases arising from representation and warranty claims, and reserves for disputes with investors and vendors with respect to contractual obligations pertaining to mortgage operations. The table below shows the activity in the reserves during the three months and year ended December 31, 2004.

	December 31, 2004

	Three Months	Year
	Ended	Ended

	(Dollars in thousands)
Balance, beginning of period	$35,380	$34,000
Additions/provisions	3,612	22,922
Claims reimbursement and estimated discounts on loans held for sale/charge-offs	(3,749)	(24,843)
Recoveries on previous claims	367	3,531

Balance, December 31, 2004	$35,610	$35,610

      Reserve levels are a function of expected losses based on actual pending and expected claims and repurchase requests, historical experience, loan volume and loan sales distribution channels and the assessment of the probability of vendor or investor claims. While the ultimate amount of repurchases and claims is uncertain, management believes that the reserves are adequate. We will continue to evaluate the adequacy of our reserves and may continue to allocate a portion of our gain on sale proceeds to these reserves going forward. The entire balance of our secondary market reserves are included on the consolidated balance sheets as a component of other liabilities.

CONTINGENCIES

      In the ordinary course of business, the Company and its subsidiaries are defendants in or parties to a number of legal actions. Certain of such actions involve alleged violations of employment laws, unfair trade practices, consumer protection laws, including claims relating to the Company’s loan origination and collection efforts, and other federal and state banking laws. Certain of such actions include claims for breach of contract, restitution, compensatory damages, punitive damages and other forms of relief. The Company reviews these actions on an on-going basis and follows the provisions of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, the Company bases its decisions on the evidence discovered and in its possession, the strength of probable witness testimony, the viability of its defenses and the likelihood of prevailing at trial or resolving the matter through alternative dispute resolution. Due to the difficulty of predicting the outcome of such actions, the Company can give no assurance that it will prevail on all claims made against it; however, management believes, based on current knowledge and after consultation with counsel, that these legal actions, individually and in the aggregate, and the losses, if any, resulting from the final outcome thereof, will not have a material adverse effect on the Company and its subsidiaries’ financial position, but may have a material impact on the results of operations of particular periods.

OPERATING EXPENSES

      A summary of operating expenses follows:

	Three Months Ended			Year Ended

	December 31,	December 31,	September 30,	December 31,	December 31,
	2004	2003	2004	2004	2003

	(Dollars in thousands)
Salaries and related	$84,237	$55,706	$73,411	$286,121	$228,931
Premises and equipment	12,640	9,864	11,450	43,621	35,899
Loan purchase costs	9,131	6,872	8,826	34,790	29,916
Professional services	9,339	5,429	6,068	25,836	20,706
Data processing	9,574	9,911	9,436	36,181	36,236
Office	5,475	5,509	4,658	21,870	22,925
Advertising and promotion	11,539	7,454	13,926	43,488	26,803
Operations and sale of foreclosed assets	1,292	1,316	1,848	6,693	4,572
Other	6,538	4,845	5,499	22,777	18,617

	$149,765	$106,906	$135,120	$521,377	$424,605

      General and administrative expenses, including $19.3 million from Financial Freedom with $12.3 million in salaries and related costs, increased during the year ended December 31, 2004 to $521.4 million, compared to $424.6 million during the same period in 2003. Excluding the expenses related to Financial Freedom, the increase was largely driven by increases in salaries, advertising and promotion, and premises and equipment as a result of the Company’s operational expansion and continued record-level of production volume. In a continuing effort to penetrate the market and gain market share, the Company increased its investment in direct marketing to further promote its new product offerings: subprime and HELOC products. Also, the

Company incurred costs to expand its sales force infrastructure with dedicated resources focused on new customer activation, customer training and support, and improving its conversion of loan submissions to fundings. As a result of the Financial Freedom acquisition, increased production volume and investments made in sales and customer service, the Company’s average full-time equivalent employees increased during the year by 17.7%, from 3,882 during the year ended December 31, 2003, to 4,570 during the year ended December 31, 2004.

DIVIDEND POLICY

      IndyMac’s Board of Directors declared a cash dividend of $0.36 per share payable in the first quarter of 2005, up 5.9% from the dividend paid in the fourth quarter of 2004, and up 44% from $0.25 per share for the first quarter of 2004. The cash dividend is payable March 10, 2005 to stockholders of record on February 10, 2005. The current dividend represents an annualized increase of 44% relative to the dividend declared a year ago, and IndyMac’s seventh consecutive quarterly dividend increase.

FUTURE OUTLOOK

      On average, U.S. mortgage debt outstanding has grown approximately 7% to 8% per year over the last two decades and is projected, based on economic demographics, to continue this level of approximate growth. At this rate, mortgage debt outstanding roughly doubles every decade. We believe, based on our confidence in our employees, hybrid thrift/mortgage banking business model, capital strength and ability to gain market share, that we are positioned to grow earnings per share at a compounded growth rate of approximately 15% over the long run, or approximately double the rate of the industry. In fact, IndyMac’s historical track record has exceeded this target over the last twelve years with compounded annual growth of 26% under its current management team.

      With that said, the past few years have been extraordinary years for the mortgage industry. Industry mortgage production has achieved historic highs as a result of historically low interest rates, which led to record refinancing of mortgages. The industry is in the midst of a major transition from these historic highs back to more normalized levels. According to the forecasts published by the MBA, industry volumes declined 26% in 2004 and are expected to decline an additional 17% in 2005 from the current level.

      Given the significant industry transition, forecasting continues to be difficult. We currently expect EPS to be approximately $4.05 per share in 2005 before the implementation of FASB Statement No. 123 (revised 2004), Share-Based Payment, which requires the expensing of stock options. This forecast is up from our prior forecast of $3.98 per share and reflects an increase of 19% from the $3.40 per share earned on a pro forma basis this year. We estimate that the implementation of stock option expensing will reduce EPS by approximately $0.12 in 2005, resulting in a full year forecast including the expensing of stock options of $3.93 per share. This EPS forecast is considered our best estimation in light of current market expectations for interest rates and industry volumes in 2005. However, the economy, interest rates and our industry remain volatile and as a result, our actual results could vary significantly from this forecast.

      This “Future Outlook” section contains certain forward-looking statements. See the section of this Form 8-K entitled “Forward-Looking Statements” for a description of factors which may cause our actual results to differ from those anticipated.

LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW

      Our principal financing needs are to fund acquisitions of mortgage loans and our investment in mortgage loans, mortgage-backed securities and MSRs. Our primary sources of funds used to meet these financing needs are loan sales and securitizations, deposits, advances from the Federal Home Loan Bank (“FHLB”), borrowings, custodial balances and retained earnings. The sources used vary depending on such factors as rates paid, collateral requirements, maturities and the impact on our capital. Additionally, we may occasionally securitize mortgage loans that we intend to hold for investment to lower our costs of borrowing against such assets and reduce the capital requirement associated with such assets. During the quarter ended December 31, 2004, we had average total liquidity of $1.1 billion, which is represented by unpledged liquid assets on hand plus amounts that may be immediately raised through the pledging of other available assets as collateral pursuant to committed financing facilities. We currently believe that our liquidity level is in excess of that necessary to satisfy our operating requirements and meet our obligations and commitments in a timely and cost effective manner.

PRINCIPAL SOURCES OF CASH

Loan Sales and Securitizations

      Our business model relies heavily upon selling the majority of our mortgage loans shortly after acquisition. The proceeds of these sales are a critical component of the liquidity necessary for our ongoing operations. During the three months ended December 31, 2004, we sold 91% of our funded mortgage loans through three channels: (1) GSEs; (2) private label securitizations; and (3) whole loan sales. The remainder was retained in our investment portfolio. If any of our sales channels were disrupted, and we were unable to redirect such sales through alternative disposition channels, our liquidity could be negatively impacted. Disruptions in our GSE, whole loan sales and mortgage securitization transactions can occur as a result of GSE demand for product, the performance of our existing GSE and private securitizations, as well as economic events or other factors beyond our control.

Deposits/ Retail Bank

      We solicit deposits from the general public and institutions by offering a variety of accounts and rates through our network of 14 branches in Southern California, telebanking, and Internet channels. Through our web site at www.indymacbank.com, consumers can access their accounts 24-hours a day, seven days a week. Online banking allows customers to access their accounts, view balances, transfer funds between accounts, view transactions, download account information, and pay their bills conveniently from any computer terminal. We are strategically increasing our branch network to raise deposits to support our balance sheet growth.

      Our deposit products include regular savings accounts, demand deposit accounts, money market accounts, certificates of deposit, and individual retirement accounts.

      The following table sets forth the balance of deposits, by deposit category, as of the following period ends:

	December 31, 2004		September 30, 2004		December 31, 2003

		% of		% of		% of
		Total		Total		Total
	Amount	Deposits	Amount	Deposits	Amount	Deposits

	(Dollars in thousands)
Non-interest-bearing checking	$55,359	1%	$51,768	1%	$44,353	1%
Interest-bearing checking	42,306	1%	40,974	1%	39,761	1%
Savings	1,527,466	27%	1,714,691	32%	1,515,771	35%
Custodial accounts	622,589	11%	567,089	11%	528,724	12%

Total core deposits	2,247,720	40%	2,374,522	45%	2,128,609	49%
Certificates of deposit	3,495,759	60%	2,910,987	55%	2,222,164	51%

Total deposits	$5,743,479	100%	$5,285,509	100%	$4,350,773	100%

      The following table sets forth the balance of deposits, by deposit channel, as of the following period ends:

	December 31, 2004		September 30, 2004		December 31, 2003

		% of		% of		% of
		Total		Total		Total
	Amount	Deposits	Amount	Deposits	Amount	Deposits

	(Dollars in thousands)
Branch	$2,271,605	40%	$2,058,149	39%	$1,717,314	39%
Internet	579,503	10%	532,878	10%	555,029	13%
Telebanking	639,584	11%	541,903	10%	463,755	11%
Money desk	1,630,199	28%	1,585,490	30%	1,085,951	25%
Custodial	622,588	11%	567,089	11%	528,724	12%

Total deposits	$5,743,479	100%	$5,285,509	100%	$4,350,773	100%

      Included in deposits at December 31, 2004, and December 31, 2003, were non-interest-bearing custodial accounts, primarily related to our GSE servicing portfolio, totaling $622.6 million and $528.7 million, respectively.

Advances from Federal Home Loan Bank

      The FHLB system functions as a borrowing source for regulated financial depositories and similar institutions that are engaged in residential housing finance. As a member of the FHLB of San Francisco, we are required to own capital stock of the FHLB and are authorized to apply for advances from the FHLB, on a secured basis, in amounts determined by reference to available collateral. SFR mortgage loans, agency and AAA-rated mortgage-backed securities are the principal collateral that may be used to secure these borrowings, although certain other types of loans and other assets may also be accepted pursuant to FHLB policies and statutory requirements. Currently, IndyMac Bank is approved for collateralized advances of up to $8.7 billion, of which $6.2 billion were outstanding at December 31, 2004. The FHLB offers several credit programs, each with its own fixed or floating interest rate, and a range of maturities.

Trust Preferred Securities and Warrants

      On November 14, 2001, we completed an offering of Warrants and Income Redeemable Equity Securities (“WIRES”) to investors. Gross proceeds of the transaction were $175.0 million. The securities were offered as units consisting of a trust preferred security, issued by a trust formed by us, and a warrant to purchase IndyMac Bancorp’s common stock. In both the months of July and December 2003, we issued an additional $30.0 million of trust preferred securities, with yields of 6.05% and 6.30%, respectively. In December 2004, we issued an additional $30.0 million of trust preferred securities with a yield of 5.83%. The proceeds of these securities have been used in operations. The securities issued in 2003 and 2004 did not contain any warrants on IndyMac Bancorp common stock.

      Upon the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (“ARB”) No. 51,” on July 1, 2003, the trusts have been deconsolidated from the financial statements of the Company. The debentures underlying the trust preferred securities represent the liabilities due from IndyMac Bancorp to IndyMac Capital Trusts and amounted to $215.2 million and $183.6 million at December 31, 2004, and December 31, 2003, respectively. These debentures are included in Other Borrowings on the consolidated balance sheets.

Other Borrowings, Excluding Debentures Underlying Trust Preferred Securities

      Other borrowings, excluding the debentures underlying the trust preferred securities, consist of loans and securities sold under committed financing facilities and uncommitted agreements to repurchase, CMO collateral and notes payable. Total other borrowings increased to $2.9 billion at December 31, 2004, from $2.4 billion at December 31, 2003. The increase of $0.5 billion was primarily the result of additional draws to fund our asset growth, the issuance of $1.0 billion in non-recourse AAA-rated HELOC-backed notes, and the reductions of other borrowings using the funds from FHLB advances and savings deposits during the year ended December 31, 2004.

      At December 31, 2004, we had $5.0 billion in committed financing facilities, of which $2.9 billion was utilized and $1.0 billion was available for use, based on eligible collateral. Decisions by our lenders and investors to make additional funds available to us in the future will depend upon a number of factors. These include our compliance with the terms of existing credit arrangements, our financial performance, eligible collateral, changes in our credit rating, industry and market trends in our various businesses, the general availability and interest rates applicable to financing and investments, the lenders’ and/or investors’ own resources and policies concerning loans and investments and the relative attractiveness of alternative investment or lending opportunities. As of December 31, 2004, we believe we were in compliance with all representations, warranties, and financial covenants under our borrowing facilities.

PRINCIPAL USES OF CASH

      In addition to the financing sources discussed above, cash uses are funded by net cash flows from operations, sales of mortgage-backed securities and principal and interest payments on loans and securities. The amounts of net acquisitions of loans held for sale, and trading securities included as components of net cash (used in) provided by operating activities totaled $5.4 billion during the year ended December 31, 2004 and $360.7 million during the year ended December 31, 2003. Excluding the purchase and sale activity for loans held for sale and trading securities, the net cash provided by the Company’s operating activities totaled $443.8 million and $86.9 million for the year ended December 31, 2004 and 2003, respectively. The Company started to purchase swaptions and more caps and floors to hedge certain liabilities and servicing-related assets in 2003. The net decrease (increase) in premiums paid for these derivative instruments totaled $49.1 million and $(93.0) million for the year ended December 31, 2004 and 2003, respectively. The net cash provided by the Company’s operating activities before the activities for trading securities, loans held for sale and premiums paid for derivative instruments amounted to $394.7 million and $179.9 million for the year ended December 31, 2004 and 2003, respectively.

ACCUMULATED OTHER COMPREHENSIVE LOSS

      Accumulated other comprehensive loss was $(20.3) million at December 31, 2004, compared to $(26.5) million at December 31, 2003. This change was a result of the increase in the fair value of the swaps and swaptions designated as cash flow hedges of floating rate borrowings, partially offset by the decrease in the fair value of securities classified as available for sale. It should be noted that accumulated other comprehensive loss does not include the increases in the fair value of loans held for investment that are funded by borrowings that are hedged by a portion of these interest rate swaps and swaptions. Accumulated other comprehensive loss is not a component of the determination of regulatory capital.

REGULATORY CAPITAL REQUIREMENTS

      IndyMac Bank is subject to regulatory capital regulations administered by the federal banking agencies. In addition, as a condition to its approval of our acquisition of SGV Bancorp, Inc. in July 2000, the OTS required that IndyMac Bank hold Tier 1 (core) capital of at least 8% of adjusted total assets for three years following the consummation of the transaction and maintain a total risk-based capital position of at least 10% of total risk-weighted assets. This particular condition expired on July 1, 2003. As of December 31, 2004, IndyMac Bank met all of the requirements of a “well-capitalized” institution under the general regulatory capital regulations.

      During 2001, the OTS issued guidance for subprime lending programs, which requires a lender to quantify the additional risks in its subprime lending activities and determine the appropriate amounts of allowances for loan losses and capital it needs to offset those risks. The Company generally classifies all loans in a first lien position with a FICO score less than 620 and all loans in a second lien position with a FICO score less than 660 as subprime. Loans meeting this definition are supported by capital two times that of similar prime loans. We report our subprime loan calculation in an addendum to the Thrift Financial Report that we file with the OTS. As of December 31, 2004, subprime loans totaled $695.8 million as calculated for regulatory reporting purposes, of which $612.5 million were loans held for sale.

      The following table presents IndyMac Bank’s actual and required capital ratios and the minimum required capital ratios to be categorized as “well-capitalized” at December 31, 2004. The impact of the additional risk-weighting criteria related to subprime loans had the effect of reducing IndyMac’s total risk-based capital by 64 basis points as noted in the table below.

	As Reported	Adjusted for
	Pre-Subprime	Additional Subprime	Well-Capitalized
	Risk-Weighting	Risk-Weighting	Minimum

Capital Ratios:
Tangible	7.66%	7.66%	2.00%
Tier 1 core	7.66%	7.66%	5.00%
Tier 1 risk-based	12.14%	11.53%	6.00%
Total risk-based	12.66%	12.02%	10.00%

      We believe that, under current regulations, IndyMac Bank will continue to meet its “well-capitalized” minimum capital requirements in the foreseeable future. IndyMac Bank’s regulatory capital compliance could be impacted, however, by a number of factors, such as changes to applicable regulations, adverse action by our regulators, changes in the our mix of assets, interest rate fluctuations, loan loss provisions and credit losses, or significant changes in the economy in areas where we have most of our loans. Any of these factors could cause our actual future results to vary from anticipated future results and consequently could have an adverse impact on the ability of IndyMac Bank to meet its future minimum capital requirements.

ISSUANCE OF COMMON STOCK

      On June 8, 2004, we issued 3,200,000 shares of common stock at a market price of $31.75 through a public offering. On July 12, 2004, we issued an additional 130,000 shares of common stock at a market price of $31.75 upon the exercise of the underwriters’ over-allotment option. The cash proceeds from the initial closing, net of expenses of $96.25 million were recorded as equity during the second quarter of 2004. The cash proceeds from the exercise of the over-allotment option, net of expenses, of $3.9 million were recorded as equity during the third quarter of 2004. Certain of the proceeds were used to finance the acquisition of Financial Freedom and the remaining proceeds have been used for general corporate purposes, including, but not limited to, continued asset growth for IndyMac Bank.

SHARE REPURCHASES

      In June 1999, our Board of Directors approved a $100.0 million share repurchase program, which was subsequently increased by the Board to $500.0 million. The Board of Directors also approved a special repurchase of 3,640,860 shares from Countrywide Financial Corporation, Inc. (“Countrywide”), which is not a part of our share repurchase program. From the share repurchase program’s inception through December 31, 2002, we repurchased 28 million shares in open market transactions and from Countrywide at an average price of approximately $18.02 per share, for an aggregate investment of $504.4 million. At December 31, 2004, we had $63.6 million of remaining capacity to repurchase under the current authorization from the Board of Directors. No share repurchases under this program have been made since December 31, 2002.

      From time to time, we also repurchase shares from certain employees and officers at the then-current market price under the Company’s stock incentive plans. The following table summarizes the share repurchase activities from our employees and officers during 2004, as well as the information during the same period regarding our publicly announced share repurchase program described above:

				Maximum Approximate
			Total Number of	Dollar Value
		Weighted	Shares Purchased as	(in millions) of Shares
		Average	Past of Publicly	that May Yet Be
	Number of	Price Per	Announced Plans or	Purchased Under the
Period	Shares	Share	Programs(1)	Plans or Programs(2)

January 1, 2004 — January 31, 2004	15,275	$29.84	—	$63.6
February 1, 2004 — February 29, 2004	—	—	—	63.6
March 1, 2004 — March 31, 2004	2,177	35.23	—	63.6

First Quarter Total	17,452	30.51	—

April 1, 2004 — April 30, 2004	—	—	—	63.6
May 1, 2004 — May 31, 2004	—	—	—	63.6
June 1, 2004 — June 30, 2004	—	—	—	63.6

Second Quarter Total	—	—	—

July 1, 2004 — July 31, 2004	314	31.36	—	63.6
August 1, 2004 — August 31, 2004	—	—	—	63.6
September 1, 2004 — September 30, 2004	—	—	—	63.6

Third Quarter Total	314	31.36	—

October 1, 2004 — October 31, 2004	1,236	36.75	—	63.6
November 1, 2004 — November 30, 2004	—	—	—	63.6
December 1, 2004 — December 31, 2004	256	32.25	—	63.6

Fourth Quarter Total	1,492	35.98	—

Year Total	19,258	$30.97	—

(1)	All shares purchased during the periods indicated were purchased pursuant to the Company’s stock incentive plans at the then-current market prices.

(2)	Our Board of Directors approved a $100.0 million share repurchase program in June of 1999, which was subsequently increased by the Board to $500.0 million. The Board of Directors also approved a special repurchase of 3,640,860 shares from Countrywide, which is not a part of our share repurchase program.

OFF-BALANCE SHEET ARRANGEMENTS

      In the ordinary course of our business, we engage in financial transactions that are not recorded on our balance sheet. These transactions are structured to manage our interest rate, credit or liquidity risks, to diversify funding sources or to optimize our capital.

      Substantially all of our off-balance sheet arrangements relate to the securitization of mortgage loans. Our mortgage loan securitizations are normally structured as sales in accordance with SFAS 140, which involves the transfer of the mortgage loans to “qualifying special-purpose entities” that are not subject to consolidation. In a securitization, an entity transferring the assets is able to convert those assets into cash. Special-purpose entities used in such securitizations obtain cash to acquire the assets by issuing securities to investors. We also, generally, have the right to repurchase mortgage loans from the special-purpose entities if the remaining outstanding balance of the mortgage loans falls to a level where the cost of servicing the loans exceeds the revenues we earn.

      In connection with our loan sales that are securitization transactions, there are $32.3 billion in loans owned by off-balance sheet trusts as of December 31, 2004. The trusts have issued bonds secured by these loans. We have no obligation to provide funding support to either the third party investors or the off-balance sheet trusts. Generally, neither the third party investors nor the trusts have recourse to our assets or us, and they have no ability to require us to repurchase their loans other than for non-credit-related recourse that can arise under standard representations and warranties. We maintain secondary market reserves for losses that could arise in connection with loans that we are required to repurchase from whole loan sales or securitization transactions.

      We often retain certain interests, which may include subordinated classes of securities, MSRs, AAA-rated and agency interest-only securities and residual securities in the securitization trust. The performance of the loans in the trusts will impact our ability to realize the current estimated fair value of these assets that are included on our balance sheet.

      Management does not believe that any of its off-balance sheet arrangements have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Item 9.01	Financial Statements and Exhibits

INDYMAC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2004	2003

	Unaudited

	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$356,157	$115,485
Securities classified as trading ($54.4 million and $70.9 million pledged as collateral for borrowings at December 31, 2004 and 2003, respectively)	235,036	223,632
Securities classified as available for sale, amortized cost of $3.5 billion and $1.6 billion at December 31, 2004 and 2003, respectively ($2.3 billion and $1.5 billion pledged as collateral for borrowings at December 31, 2004 and 2003, respectively)	3,454,435	1,613,974
Loans receivable:
Loans held for sale
Prime	3,491,064	2,196,488
Subprime	563,274	295,008
HELOC	358,410	—
Consumer lot loans	32,824	81,752

Total loans held for sale	4,445,572	2,573,248

Loans held for investment
SFR mortgage	4,458,784	4,945,439
Consumer construction	1,443,450	1,145,526
Builder construction	643,116	484,397
HELOC	45,932	711,494
Land and other mortgage	158,468	126,044
Income property	3	36,285
Allowance for loan losses	(52,891)	(52,645)

Total loans held for investment	6,696,862	7,396,540

Total loans receivable ($8.1 billion and $7.6 billion pledged as collateral for borrowings at December 31, 2004 and 2003, respectively)	11,142,434	9,969,788
Mortgage servicing rights	640,794	443,688
Investment in Federal Home Loan Bank stock, at cost	390,716	313,284
Interest receivable	78,827	51,758
Goodwill and other intangible assets	81,445	33,697
Foreclosed assets	19,161	23,677
Other assets	426,639	451,408

Total assets	$16,825,644	$13,240,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$5,743,479	$4,350,773
Advances from Federal Home Loan Bank	6,162,000	4,934,911
Other borrowings	3,162,241	2,622,094
Other liabilities	493,953	315,182

Total liabilities	15,561,673	12,222,960

Stockholders’ Equity
Preferred stock — authorized, 10,000,000 shares of $0.01 par value; none issued	—	—
Common stock — authorized, 200,000,000 shares of $0.01 par value; issued 91,168,915 shares (61,995,480 outstanding) at December 31, 2004, and issued 85,914,552 shares (56,760,375 outstanding) at December 31, 2003	912	859
Additional paid-in-capital	1,186,682	1,043,856
Accumulated other comprehensive loss	(20,304)	(26,454)
Retained earnings	616,516	518,408
Treasury stock, 29,173,435 shares and 29,154,177 shares at December 31, 2004 and 2003, respectively	(519,835)	(519,238)

Total stockholders’ equity	1,263,971	1,017,431

Total liabilities and stockholders’ equity	$16,825,644	$13,240,391

INDYMAC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,

	2004	2003	2004	2003

	(Unaudited)		(Unaudited)
	(Dollars in thousands, except per share data)
Interest income
Mortgage-backed and other securities	$46,002	$26,395	$143,351	$83,903
Loans held for sale
Prime	57,993	47,290	212,711	180,630
Subprime	12,703	5,839	40,841	26,009
HELOC	6,782	—	14,298	—
Consumer lot loans	2,948	1,614	9,644	7,699

Total loans held for sale	80,426	54,743	277,494	214,338
Loans held for investment
SFR mortgage	51,990	50,475	201,722	140,588
Land and other mortgage	3,127	1,931	11,289	7,817
Builder construction	11,205	7,847	36,427	33,321
Consumer construction	19,087	15,765	70,288	60,392
Income property	137	802	1,000	3,793
HELOC	440	6,954	11,951	21,885

Total loans held for investment	85,986	83,774	332,677	267,796
Other	3,324	2,917	14,086	9,804

Total interest income	215,738	167,829	767,608	575,841
Interest expense
Deposits	30,906	21,929	103,612	87,828
Advances from Federal Home Loan Bank	43,426	30,208	145,925	113,032
Trust preferred securities	3,849	3,411	15,319	12,214
Other borrowings	33,996	14,336	97,690	51,830

Total interest expense	112,177	69,884	362,546	264,904

Net interest income	103,561	97,945	405,062	310,937
Provision for loan losses	1,972	3,500	8,170	19,700

Net interest income after provision for loan losses	101,589	94,445	396,892	291,237
Other income
Gain on sale of loans	116,009	79,883	363,813	387,311
Service fee (loss) income	9,756	(5,951)	(12,453)	(16,081)
(Loss) gain on mortgage-backed securities, net	(5,965)	(6,037)	(23,804)	(30,853)
Fee and other income	21,406	15,891	79,926	76,525

Total other income	141,206	83,786	407,482	416,902

Net revenues	242,795	178,231	804,374	708,139
Other expense
Operating expenses	149,765	106,906	521,377	424,605
Amortization of other intangible assets	163	197	701	852

Total other expense	149,928	107,103	522,078	425,457

Earnings before provision for income taxes and minority interests	92,867	71,128	282,296	282,682
Provision for income taxes	36,683	27,815	111,507	111,379

Net earnings before minority interests	56,184	43,313	170,789	171,303
Minority interests	(273)	—	(267)	—

Net Earnings	$55,911	$43,313	$170,522	$171,303

Earnings per share
Basic	$0.91	$0.78	$2.87	$3.10
Diluted	$0.87	$0.75	$2.74	$3.01
Weighted-average shares outstanding
Basic	61,638	55,878	59,513	55,247
Diluted	64,344	58,024	62,152	56,926
Dividends Declared per share	$0.34	$0.20	$1.21	$0.55

INDYMAC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’
EQUITY AND COMPREHENSIVE INCOME

				Accumulated
				Other
			Additional	Comprehensive		Total		Total
	Shares	Common	Paid-In-	Income	Retained	Comprehensive	Treasury	Stockholders’
	Outstanding	Stock	Capital	(Loss)	Earnings	Income	Stock	Equity

	(Dollars in thousands)
Balance at December 31, 2002	54,829,486	$840	$1,007,936	$(17,747)	$377,707		$(518,771)	$849,965
Common stock options exercised	1,740,786	19	33,114	—	—	—	—	33,133
Net directors’ and officers’ notes receivable payments	—	—	502	—	—	—	—	502
Deferred compensation, restricted stock	214,219	—	2,304	—	—	—	—	2,304
Net loss on mortgage securities available for sale	—	—	—	(5,414)	—	(5,414)	—	(5,414)
Net unrealized loss on derivatives used in cash flow hedges	—	—	—	(3,293)	—	(3,293)	—	(3,293)
Purchases of common stock	(24,116)	—	—	—	—	—	(467)	(467)
Cash dividends	—	—	—	—	(30,602)	—	—	(30,602)
Net earnings	—	—	—	—	171,303	171,303	—	171,303

Total comprehensive income	—	—	—	—	—	$162,596	—	—

Balance at December 31, 2003	56,760,375	859	1,043,856	(26,454)	518,408		(519,238)	1,017,431

	(Unaudited)
Common stock issued	3,330,000	33	100,138	—	—	—	—	100,171
Common stock options exercised	1,798,215	20	39,796	—	—	—	—	39,816
Net directors’ and officers’ notes receivable payments	—	—	65	—	—	—	—	65
Deferred compensation, restricted stock	126,148	—	2,827	—	—	—	—	2,827
Net loss on mortgage securities available for sale	—	—	—	(2,243)	—	(2,243)	—	(2,243)
Net unrealized gain on derivatives used in cash flow hedges	—	—	—	8,393	—	8,393	—	8,393
Purchases of common stock	(19,258)	—	—	—	—	—	(597)	(597)
Cash dividends	—	—	—	—	(72,414)	—	—	(72,414)
Net earnings	—	—	—	—	170,522	170,522	—	170,522
Total comprehensive income	—	—	—	—	—	$176,672	—	—

Balance at December 31, 2004	61,995,480	$912	$1,186,682	$(20,304)	$616,516		$(519,835)	$1,263,971

INDYMAC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,

	2004	2003

	(Unaudited)

	(Dollars in thousands)
Cash flows from operating activities:
Net earnings	$170,522	$171,303
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Total amortization and depreciation	225,272	186,801
Provision for valuation adjustment of mortgage servicing rights	50,293	5,543
Gain on sale of loans	(363,813)	(387,311)
Loss on mortgage-backed securities, net	23,804	30,853
Provision for loan losses	8,170	19,700
Net decrease in mortgage servicing rights	60,477	7,527
Net increase in deferred tax liability	40,011	57,942
Net decrease in other assets and liabilities	179,945	87,573

Net cash provided by operating activities before activity for trading securities, loans held for sale, and premiums paid for derivative instruments	394,681	179,931
Net sales of trading securities	100,687	597,848
Net purchases of loans held for sale	(5,528,401)	(237,154)
Net decrease (increase) on premiums paid for derivative instruments	49,113	(93,043)

Net cash (used in) provided by operating activities	(4,983,920)	447,582

Cash flows from investing activities:
Net sale (purchase) of and payments from loans held for investment	2,506,849	(3,655,817)
Net purchases of securities available for sale	(211,137)	(43,774)
Net increase in investment in Federal Home Loan Bank stock, at cost	(77,432)	(157,841)
Net purchases of property, plant and equipment	(59,140)	(102,600)
Purchase of Financial Freedom, net of cash received	(81,409)	—

Net cash provided by (used in) investing activities	2,077,731	(3,960,032)

Cash flows from financing activities:
Net increase in deposits	1,392,706	1,210,271
Net increase in advances from Federal Home Loan Bank	1,227,000	2,212,914
Net increase (decrease) in borrowings	430,113	(53,498)
Net proceeds from issuance of common stock	100,171	—
Net proceeds from issuance of trust preferred debentures	30,000	58,962
Net proceeds from stock options and notes receivable	39,882	33,635
Cash dividends paid	(72,414)	(30,602)
Purchases of common stock	(597)	(467)

Net cash provided by financing activities	3,146,861	3,431,215

Net (decrease) increase in cash and cash equivalents	240,672	(81,235)
Cash and cash equivalents at beginning of period	115,485	196,720

Cash and cash equivalents at end of period	$356,157	$115,485

Supplemental cash flow information:
Cash paid for interest	$329,746	$262,518

Cash paid for income taxes	$35,865	$42,362

Supplemental disclosure of non-cash investing and financing activities:
Net transfer of loans held for sale to loans held for investment	$2,883,156	$2,794,344

Transfer of loans held for investment to mortgage-backed securities available for sale	$1,000,262	$—

Net transfer of mortgage-backed securities available for sale to trading	$625,274	$—

Net transfer of mortgage-servicing rights to trading securities	$5,362	$47,311

Item 9.01	Financial Statements and Exhibits

      (c) Exhibits

Exhibit
Number	Description

99.1	IndyMac Bancorp, Inc. press release dated January 27, 2005.
99.2	IndyMac Bancorp, Inc. webcast presentation dated January 27, 2005.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDYMAC BANCORP, INC.
(Registrant)

By: /s/ MICHAEL W. PERRY

Michael W. Perry
Chairman of the Board of Directors
and Chief Executive Officer

Date: January 27, 2005